UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Tidewater Inc.
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TIDEWATER INC.
842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
May 2, 2022
To our Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Tidewater Inc., which will be held on June 14, 2022 at 10:00 a.m., Central Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TDW22. There will be no physical in-person meeting; however, we hope you will join us virtually. Please see the enclosed Notice of Annual Meeting for details.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. Our directors and officers will be present at the meeting to respond to your questions.
You are requested to vote by proxy as promptly as possible. You may vote by telephone or online, or, if you have received a paper copy of our proxy materials, you may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. If you attend the virtual meeting, which we hope that you will, you may vote at the virtual meeting even if you previously voted by proxy.
Sincerely,

LARRY T. RIGDON Chairman of the Board

TIDEWATER INC.
842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2022 Annual Meeting of Stockholders of Tidewater Inc. (the “company” or “Tidewater”) will be held on June 14, 2022 at 10:00 a.m., Central Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. To attend the Annual Meeting, go to www.virtualshareholdermeeting.com/TDW22. You will be able to join the meeting 15 minutes before the start time, and we encourage you to do so to ensure you can connect. A list of stockholders entitled to vote will be available at the meeting website during the meeting. The Annual Meeting will be held for the following purposes:
•	to elect nine directors, each for a one-year term;
•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);
•	to ratify the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•	to transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 18, 2022 are entitled to notice of, and to vote at, the 2022 Annual Meeting. Our Board of Directors unanimously recommends that you vote FOR each of the nine director nominees, FOR approval of our executive compensation, and FOR ratification of our selection of PricewaterhouseCoopers LLP as our auditors.
Your vote is important. Even if you own only a few shares, we want your voice to be represented at the meeting. If you are unable to attend the meeting and wish to have your shares voted, you may vote by telephone or online, or, if you have received a paper copy of our proxy materials, by completing, dating, and signing the enclosed proxy card and returning it in the accompanying envelope as promptly as possible. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2022 Annual Meeting, by timely delivering a proxy bearing a later date, or by voting at the meeting.
By Order of the Board of Directors

DANIEL A. HUDSON Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas
May 2, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
OUR PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 14, 2022.
This proxy statement and our 2021 Annual Report on Form 10-K are available at
www.proxyvote.com

TIDEWATER INC.
842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
PROXY STATEMENT
PROXY SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement but does not contain all of the information that you should consider before voting your shares. We recommend that you read the entire proxy statement carefully before voting. For complete information regarding the 2022 Annual Meeting of Stockholders, the proposals to be voted on at the Annual Meeting, and our company’s performance during the 2021 fiscal year, please review the entire proxy statement and our Annual Report on Form 10-K for the period ended December 31, 2021. These materials are being made available to stockholders on or about May 2, 2022.
2022 Annual Meeting of Stockholders
Time and Date: 10:00 a.m., Central Time, Tuesday, June 14, 2022
Place: Online at www.virtualshareholdermeeting.com/TDW22
Record Date: April 18, 2022
Voting: Only stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
2021 and Recent Company Performance Highlights (page 35)
•
Announced Acquisition of Swire Pacific Offshore, Creating World’s Largest OSV Provider. During the first quarter of 2022, we announced the acquisition of Swire Pacific Offshore (“SPO”), comprised of 50 Offshore Support Vessels (“OSVs”) including 29 Anchor Handling Tug Supply Vessels (“AHTS”) and 21 Platform Supply Vessels (“PSV”) for approximately $190 million. Total consideration includes 8.1 million Jones Act warrants and $42 million of cash. Our combination with the SPO organizations will create the world’s largest fleet OSV provider by vessel count. The acquired fleet is primarily split among West Africa, Southeast Asia and the Middle East. The addition of 25 OSVs in West Africa will nearly double our presence in the rapidly growing region, positioning us as the largest operator of active vessels in the region. Similarly, the addition of the SPO fleet in Southeast Asia and the Middle East positions us as the largest operator of active vessels across the entire region. The expansion of the Southeast Asia region, with 19 vessels currently operating, provides us with an opportunity to meaningfully participate in the oil and gas vessel market in the near-term and provides a platform with which to pursue offshore wind development expected to advance in the region. We anticipate realizing a total of $45 million of synergies associated with the SPO acquisition through a combination of both G&A and operating expense rationalization.

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Successful Refinancing of Senior Notes Due 2022 and Establishment of Senior Secured Revolving Credit Facility and At-the-Market (“ATM”) Equity Issuance Facility. During the fourth quarter of 2021, we announced the successful refinancing of our $150 million senior secured notes due August 2022 through the issuance of new $175 million senior secured notes due August 2026, significantly extending our debt maturity profile. The successful refinancing of the 2022 senior notes is a sign of the progress we have made over the past four years to streamline the cost structure, high-grade the fleet, generate meaningful free cash flow, and position the business to prosper as the broader industry recovery unfolds. In addition to the 2026 secured notes issue, we closed on a $25 million senior secured revolving credit facility and the establishment of a $30 million ATM program. The 2026 senior notes and the new revolving credit and ATM facilities will provide us with the liquidity and flexibility to take advantage of opportunities in the legacy hydrocarbon business and position us to participate in the rapidly evolving offshore renewables business.

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Successful Acquisition of Our Partner’s 51% Interest in Angolan Joint Venture, Sonatide. During the first quarter of 2022, we announced the acquisition of our partner’s 51% interest in our Angolan joint venture, Sonatide, for $11.2 million. This transaction allows us to fully control and operate our business in Angola, allowing us to bring the efficiency improvements we have brought to the rest of Tidewater to Angola.

It eliminates the commission we were paying to the joint venture and allows us to consolidate the $10 million in net assets held by that joint venture. This transaction allows us to use the platform in Angola for growth throughout West Africa, including the 25 SPO vessels located in West Africa.
•
ESG Leadership Publishing Inaugural Comprehensive and Stand-Alone Sustainability Report and Forming the ESG Committee. During 2021, we published our inaugural Sustainability Report, comprised of a robust discussion of our commitment to environmental, social and governance (“ESG”) principles. The report presents our ESG performance, along with our management approach to material sustainability topics, for the 2020 calendar year. Our Sustainability Report will become an annual publication that will facilitate more transparency to our stakeholders and hold us accountable to our continued commitment to, and leadership in, ESG. During 2022, we formed the Environmental, Social and Governance Committee, which is tasked with the responsibility of overseeing the effectiveness of our ESG policies, goals and programs.

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Continue to Drive Free Cash Flow. Capital discipline remains a core focus for us, and our ongoing fleet rationalization, working capital management and disciplined approach to capital expenditures all contribute significantly to our ability to generate positive cash flow. Further, we continued to realize efficiencies through our digital transformation to enable a much more effective and efficient management of the entire business. During 2021, we generated $52 million of free cash flow through a combination of cash flow from operations and non-core vessel sales.

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We Remain an Industry Leader in Safety Performance. We continue our track record of industry-leading safety performance. During 2021, we recorded a Total Recordable Incident Rate (“TRIR”) of 0.67 per million man hours and a reduction in total injurious incidents from the previous year. The safety and wellbeing of our crew and provision of a safe and reliable service to our clients are of the highest priority. We continue to identify processes and programs to support our crews and drive continual improvement across all operations, particularly on crew safety. This commitment is highly valued by our clients, and our commitment and subsequent strong safety record gives us a competitive advantage that is reflected in higher customer and business retention and our ability to secure new contracts for our vessels.

•
Stockholder Value Creation and Improvements on Corporate Governance Matters. During 2021, our Board took a series of actions to put us on a firm course for success, stockholder value-creation and continued stockholder alignment. These actions include:

○	Adding Robert E. Robotti, a significant Tidewater stockholder, to the Board of Directors.
○	Adding Melissa Cougle to the Board of Directors.
○	Announcing the termination of the tax benefits preservation plan.
○	Naming industry veterans to the COO and CFO positions.

Executive Compensation Highlights (page 36)
What We Do	What We Don’t Do
Performance-Based Short-Term Incentives. We typically award short-term incentive (“STI”) compensation tied to key financial, safety and individual performance metrics.	✘	No Hedging or Derivative Transactions. We prohibit all company insiders (including directors and officers) from engaging in hedging or derivative transactions involving company securities.

Risk Mitigation. Our compensation plans are designed to mitigate risk exposure through caps on the maximum level of short-term incentives, clawback provisions, multiple performance metrics and Board and management processes to identify and address risk.
✘
No Single Trigger Change of Control Benefits. While each of our officers is party to a change of control agreement, we do not provide any single-trigger change of control benefits (including automatic acceleration of equity awards).

Robust Stock Ownership Guidelines. We require our directors and executive officers to hold stock and full value equity interests at substantial levels. Each executive or director has a five-year period from his or her appointment to come into compliance with these guidelines.
	✘	No Income or Excise Tax Gross-Ups. We do not have any contractual commitments to pay tax gross-ups to any of our officers.

Independent Consultant. The Compensation Committee has its own independent executive compensation consultant. The consultant reports directly to the committee and does not provide any services to management.
	✘	Limited Executive Perquisites. We offer our executives very few perquisites that are not generally available to all employees.
Agenda and Voting Recommendations
Proposal	Description	Board Vote Recommendation	Page
1	Election of directors	FOR each nominee	13
2	Advisory vote on executive compensation	FOR	34
3	Ratification of selection of independent registered public accounting firm	FOR	55
Director Nominee Highlights (page 13)
You are being asked to vote on the election of the nine director nominees listed in the table below for election at the 2022 Annual Meeting.
Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Darron M. Anderson	53	2020	President and Chief Executive Officer of Stallion Oilfield Holdings, Inc.	Yes	Audit Nominating & Corporate Governance

Melissa Cougle	45	Jan. 2022	Former Senior Vice President and Chief Financial Officer of Frank’s International N.V.	Yes	Audit ESG

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Dick Fagerstal	61	2017	Executive Chairman of Global Marine Group	Yes	Audit (chair) ESG Nominating & Corporate Governance

Quintin V. Kneen	56	2019	President and Chief Executive Officer of Tidewater Inc.	No

Louis A. Raspino	69	2018	Former Chairman of Clarion Offshore Partners	Yes	Audit Compensation (chair)

Larry T. Rigdon	74	2017	Chairman of the Board of Tidewater Inc.	No

Robert E. Robotti	68	2021	President of Robotti & Company Advisors, LLC and Robotti Securities, LLC Managing Director of Ravenswood Management Company, LLC	Yes	Compensation ESG

Kenneth H. Traub	60	2018	Managing Member of the General Partner of Delta Value Group, LLC	Yes	Compensation Nominating & Corporate Governance (chair)

Lois K. Zabrocky	52	2020	President, Chief Executive Officer, and Director of International Seaways, Inc.	Yes	Audit Compensation ESG (chair)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:	Why am I receiving these proxy materials?
A:
Our Board of Directors (our “Board”) is soliciting your proxy to vote at our 2022 Annual Meeting because you owned shares of our common stock at the close of business on April 18, 2022, the Record Date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to certain stockholders and this proxy statement will be available online at www.proxyvote.com. This proxy statement summarizes information relevant to your vote on the matters that will be considered at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?
A:
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are electing to furnish proxy materials to certain stockholders online rather than mailing printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of our proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Q:	How do I get electronic access to the proxy materials?
A:
Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com and on our website at https://www.tdw.com/ under “SEC Filings” in the “Investor Relations” section.

Q:	On what matters will I be asked to vote?
A:	At the Annual Meeting, our stockholders will be asked:
•	to elect nine directors for a one-year term;
•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);
•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2022; and
•	to consider any other matter that properly comes before the meeting.
Q:	When and where will the meeting be held?
A:
The meeting will be held on June 14, 2022 at 10:00 a.m., Central Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TDW22. There will be no physical in-person meeting. See “How can I attend the meeting?” below regarding how to attend the meeting.

Q:	How can I attend the meeting?
A:
If you are a stockholder of record or beneficial owner of common stock holding shares on April 18, 2022, the Record Date, you may attend the meeting by visiting www.virtualshareholdermeeting.com/TDW22, which will be made accessible at 9:45 a.m., Central Time, on June 14, 2022, the day of the Annual Meeting.

Registered Stockholders
Stockholders of record as of the Record Date may participate in the Annual Meeting remotely by visiting the website www.virtualshareholdermeeting.com/TDW22. You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the meeting by visiting the website and entering the 16-digit control number included in the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Beneficial Stockholders
Stockholders whose shares are held through a broker, bank or other nominee as of the Record Date may participate in the Annual Meeting remotely by visiting the website www.virtualshareholdermeeting.com/TDW22. Please visit the website and enter the 16-digit control number included in the Notice, on your proxy card or in the instructions that accompanied your proxy materials in order to attend the meeting. You may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.
Q:	What if I have technical difficulties during the meeting?
A:
If you encounter any difficulties accessing the virtual meeting during meeting time, please call the technical support number that will be listed in the reminder email you will receive the evening before the meeting. Please be sure to check in at 9:45 a.m., Central Time, on June 14, 2022, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live webcast begins.

Q:	How do I ask a question at the meeting?
A:
We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. The virtual format allows stockholders to communicate with us during the meeting so they can ask questions of our Board or management. Stockholder questions may be submitted in the field provided in the meeting website during the meeting. During the question-and-answer session, we will answer questions submitted to the extent relevant to the business of the meeting and as time permits.

Q:	What if I can’t attend the meeting?
A:
You do not need to attend the meeting to vote if you submitted your vote via proxy in advance of the meeting. Whether or not stockholders plan to attend the meeting, we urge stockholders to vote and submit their proxy in advance of the meeting by one of the methods described in the proxy materials. A replay of the meeting, including the questions answered during the meeting, will be available at investor.tdw.com within 24 hours of the meeting.

Q:	Who is soliciting my proxy?
A:
Our Board, on behalf of the company, is soliciting your proxy to vote your shares on all matters that you are entitled to vote at our 2022 Annual Meeting of Stockholders. By completing and returning the proxy card or voting instruction form, or by casting your vote by phone or online, you are authorizing the proxy holder designated by the Board to vote your shares of common stock at our Annual Meeting in accordance with your instructions.

We also have hired Alliance Advisors, LLC (“Alliance Advisors”), a proxy solicitation firm, to assist us in soliciting proxies. The company will be responsible for the full cost of Alliance Advisors’ services. Alliance Advisors will solicit proxies on behalf of the company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. The fees that will be paid to Alliance Advisors are anticipated to be approximately $10,000. The company has also agreed to indemnify Alliance Advisors against certain claims.
Q:	How many votes may I cast?
A:
With respect to any matter properly presented for a stockholder vote, other than the election of directors, you may cast one vote for every share of our common stock that you owned on the Record Date. With respect to the election of directors, for every share of common stock that you held on the Record Date, you may cast one vote for each director nominee.

Q:	What is the total number of votes that can be cast by all stockholders?
A:	On the Record Date, we had 41,726,759 shares of common stock outstanding, each of which was entitled to one vote per share.

Q:	I hold warrants to purchase shares of common stock. Am I allowed to vote my warrants?
A:
No. A holder of warrants to purchase shares of our common stock does not have any rights as a stockholder, including voting rights, unless and until those warrants are exercised and exchanged for shares of our common stock.

Q:	How many shares must be present to hold the meeting?
A:
Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the Record Date, 20,863,376 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent the Notice and/or proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in a “street name” and the Notice and/or proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee as to how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the internet.
Q:	How do I vote?
A:
You may vote using any of the following methods. In each case, if your shares are held in a “street name” by a broker, bank, or other nominee, that entity should have provided you with a voting instruction form that will set forth the procedures you should follow to cast your vote. The availability of voting by telephone or internet for beneficial owners whose shares are held in a street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the instructions in the materials they have provided to you.

•
Proxy card or voting instruction form: If your shares are registered in your name and you received a printed copy of our proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•
By telephone: If your shares are registered in your name, you may also vote by telephone by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

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By internet: If your shares are registered in your name, you may also vote online at www.proxyvote.com or scan this QR Barcode. Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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At the Annual Meeting: You may also vote at the Annual Meeting using the online ballot that will be available during the meeting. If you are a beneficial owner and want to attend and also vote in person at the Annual Meeting, you will need to obtain a legal proxy, in PDF or Image (gif, jpg, or png) file format, from the organization that holds your shares giving you the right to vote your shares in person at the Annual Meeting and then present it with your online ballot during the meeting. For information about attending the meeting, please see “How can I attend the meeting?” above.

Electronic delivery of future proxy materials: If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions below to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
Q:	Once I deliver my proxy, can I revoke or change my vote?
A:
Yes. You may revoke or change your proxy at any time before it is voted at the meeting by: delivering a written revocation notice to our Secretary or delivering an executed replacement proxy by the voting deadline. In addition, if you vote at the meeting, you will revoke any prior proxy. Your attendance alone at the Annual Meeting will not be enough to revoke your proxy.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting?
A:
If you hold shares in a street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal that your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally only have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm; they do not have authority to vote in the absence of instructions from beneficial owners on any other matter proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.
If you do not vote shares registered in your name, your shares will not be voted. However, the proxy agent may vote your shares if you execute and return a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).
Q:	What happens if I return a proxy card without voting instructions?
A:	If you properly execute and return a proxy or voting instruction form, your stock will be voted as you specify.
If you are a stockholder of record and you execute and return a blank or incomplete proxy card without voting instructions, the proxy agent will vote your shares (i) FOR each of the nine director nominees, (ii) FOR the say-on-pay vote, and (iii) FOR the ratification of the selection of PwC as our independent registered public accounting firm for fiscal 2022.
If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to the ratification of the appointment of PwC as our independent registered public accounting firm.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect do abstentions and broker non-votes have on each proposal?
A:
The following chart explains what your voting options are with regard to each matter proposed for a vote at the Annual Meeting, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions and broker non-votes affect the outcome of that vote.

Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
Election of directors	You may vote “FOR” or “AGAINST” each nominee or choose to “ABSTAIN” from voting.	The Board recommends you vote FOR each of the nine nominees.	Each nominee is elected by a majority of votes cast	No effect	No effect

Say-on-pay vote (advisory)	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The Board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	Will count as a vote AGAINST this proposal	No effect

Ratification of our selection of PwC as our auditors	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The Board recommends you vote FOR ratification of our selection of auditors.	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	Will count as a vote AGAINST this proposal	Not applicable (this is a routine matter for which brokers have discretionary voting authority)
Majority Voting in Director Elections. Our directors are elected by majority vote, except in the event of a contested election, in which case a plurality standard will apply. If in an uncontested election, an existing director receives a greater number of “AGAINST” votes than “FOR” votes, he or she is required to tender his or her resignation to the Board. The Board’s Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and disclose its decision and rationale within 90 days from the certification of the election results.
You may find more information about our majority voting policy in this proxy statement under the heading “Proposal 1: Election of Directors – Majority Voting.”
Any Other Matters. Any other matter that properly comes before the Annual Meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.
Q:	Who pays for soliciting proxies?
A:
We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Alliance Advisors to aid in the solicitation of proxies for our 2022 Annual Meeting at an estimated fee of $10,000. Our directors, officers, and employees, in the course of their employment and for no additional compensation, may request the return of proxies by mail, telephone, internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting materials to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	What is “householding”?
A:
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share the same address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record, you may notify us through Broadridge at the above-listed phone number or address.
Q:	Could other matters be considered and voted upon at the meeting?
A:
Our Board does not expect to bring other matters before the Annual Meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, in the unexpected event that any other matter does properly come before the meeting, subject to applicable SEC rules, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?
A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.
Q:	When will the voting results be announced?
A:
We will announce preliminary voting results at the Annual Meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our website.

Q:	Will the questions raised during the meeting be posted on the company’s website after the meeting?
A:	Yes, all questions and answers will be posted shortly after the meeting at our website at https://www.tdw.com/ in the “Investor Relations” section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below shows the name, address and stock ownership of each person known by us to beneficially own more than 5% of our common stock as of April 18, 2022.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	7,755,400(2)	18.59%
Robert E. Robotti c/o Robotti & Company, Incorporated 125 Park Avenue, Suite 1607 New York, New York 10017	2,889,123(3)	6.92%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,764,717(4)	6.63%
American International Group, Inc. 175 Water Street New York, New York 10038	2,388,464(5)	5.72%
Moerus Capital Management, LLC 307 West 38th Street, Suite 2003 New York, New York 10018	2,312,642(6)	5.54%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, New York 10017	2,085,705(7)	5.00%
(1)
Based on 41,726,759 shares of common stock outstanding on April 18, 2022, plus the number of any shares of common stock underlying the company’s warrants beneficially owned by the applicable beneficial owner.

(2)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc., a registered investment advisor (“Price Associates”), which has sole voting power over 2,974,303 shares and sole dispositive power over all reported shares. T. Rowe Price Mid-Cap Value Fund, Inc., a registered investment company sponsored by Price Associates, has sole voting power over 4,749,106 of the reported shares and no dispositive power over any of the reported shares.

(3)
Based on a Schedule 13D/A filed with the SEC on December 20, 2021 by a group including Robert E. Robotti and a Form 4 filed with the SEC on April 5, 2022. Mr. Robotti has sole voting and dispositive power over 75,092 of the reported shares and he shares the power to vote or dispose of 2,801,082 of the reported shares with certain entities controlled by him and or certain clients of such controlled entities. Included in the total number of shares shown as beneficially owned are 1,074 shares issuable upon the exercise of warrants held directly by Mr. Robotti and 330,866 shares issuable upon the exercise of warrants held directly by certain entities controlled by Mr. Robotti or advisory clients of certain entities controlled by Mr. Robotti.

(4)	Based on a Schedule 13G/A filed with the SEC on March 11, 2022, by BlackRock, Inc., which has sole voting power over 2,707,006 shares and sole dispositive power over all reported shares.
(5)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022 by American International Group, Inc., which has sole voting and dispositive power over 2,341,223 shares and shared voting and dispositive power over the remaining 47,241 shares with its wholly-owned subsidiaries, SunAmerica Asset Management, LLC or Variable Annuity Life Insurance Company.

(6)
Based on a Schedule 13G/A filed with the SEC on February 11, 2022 by Moerus Capital Management, LLC, which has sole voting power over 2,274,036 shares and sole dispositive power over 2,312,642 shares and shared voting power over 38,606 shares.

(7)
Based on a Schedule 13G/A filed with the SEC on February 11, 2022 by Third Avenue Management LLC, which reports sole voting and dispositive power over all reported shares in its capacity as investment adviser to several investment companies.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 18, 2022 by each current director, by each executive officer named in the 2021 Summary Compensation Table (our “named executives” or “NEOs”), and by all current directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to all shares of our common stock beneficially owned by him or her.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class of Common Stock(1)	Restricted Stock Units(2)
Current Directors
Darron M. Anderson	21,629	*	11,349
Melissa Cougle(3)	—		6,400
Dick Fagerstal	48,541	*	11,349
Quintin V. Kneen	223,402(4)	*	262,695
Louis A. Raspino	50,166	*	11,349
Larry T. Rigdon	96,189(5)	*	11,349
Robert Robotti	2,889,123	7.00%	0
Kenneth H. Traub	77,819	*	0
Lois K. Zabrocky	27,000	*	11,349
Named Executives(6)
Samuel R. Rubio	34,453(4)	*	94,286
David E. Darling	40,650(4)	*	94,286
Daniel A. Hudson	11,304(4)	*	94,286
All current directors and executive officers as a group (12 persons)	3,553,907(4)	8.52%	602,298
*	Less than 1.0%.
(1)
Based on 41,726,759 shares of common stock outstanding on April 18, 2022 and includes for each person and group the number of shares that such person or group has the right to acquire within 60 days of such date.

(2)
Reflects the number of restricted stock units held by each director or executive officer that will not vest within 60 days of April 18, 2022 and thus are not included in his or her beneficial ownership calculation.

(3)	Ms. Cougle was appointed as a director effective January 4, 2022 upon the recommendation of our Nominating and Corporate Governance Committee.
(4)	The total number of shares shown as beneficially owned for each named executive and all current directors and executive officers as a group includes the following:
	Shares Acquirable within 60 days upon Exercise		Shares Subject to RSUs vesting within 60 days
Named Executive	Legacy GLF Equity Warrants	Stock Options
Mr. Kneen	8,025	114,866	37,906
Mr. Rubio	2,326	—	10,007
Mr. Darling	—	—	10,007
Mr. Hudson	—	—	10,007
(5)	Includes 20,000 shares held in an IRA for Mr. Rigdon’s benefit, over which he has sole voting and investment power.
(6)
Information regarding shares beneficially owned by Mr. Kneen, who was a named executive for fiscal 2021 in addition to Messrs. Darling, Hudson, and Rubio, appears immediately above under the caption “Current Directors.”

PROPOSAL 1: ELECTION OF DIRECTORS
As provided by our bylaws, our directors are elected annually. We currently have nine directors, eight of whom (Ms. Zabrocky and Messrs. Anderson, Fagerstal, Kneen, Raspino, Rigdon, Robotti and Traub) were elected at our 2021 Annual Meeting. Ms. Cougle was elected by the Board as the ninth director on January 4, 2022, upon the recommendation of our Nominating and Corporate Governance Committee.
On May 3, 2021, we entered into a Cooperation Agreement (the “Agreement”) with Robert E. Robotti and certain of his related parties (collectively, the “Robotti Group”). Pursuant to the Agreement, the company agreed to increase the size of the Board of Directors by one seat and nominated Mr. Robotti to our Board for election at our 2021 Annual Meeting of Stockholders. Upon his election at the 2021 Annual Meeting, our Board undertook all actions necessary to immediately appoint Mr. Robotti to the Compensation Committee of the Board (subject only to Mr. Robotti’s satisfaction of the requirements of the New York Stock Exchange and applicable law, which were determined by our Board and any applicable committee of the Board, prior to the 2021 Annual Meeting).
The Robotti Group’s rights and our obligations under the Agreement to nominate Mr. Robotti at the 2022 Annual Meeting and appoint Mr. Robotti to the Compensation Committee were conditioned on the Robotti Group’s Net Long Position (as defined in the Agreement) not falling at any time below 1,425,025 shares of our common stock, $0.001 par value per share (the “Common Stock”), representing 3.5% of the outstanding shares of Common Stock as of the effective date of the Agreement (the “Minimum Ownership Threshold”), subject to certain exceptions set forth in the Agreement. In addition, if at any time the Robotti Group’s Net Long Position falls below the Minimum Ownership Threshold, Mr. Robotti shall immediately tender his advance irrevocable resignation letter as a director to our Board.
During the term of the Agreement, the size of our Board shall not exceed nine directors without the unanimous written consent of all of the directors on our Board, other than in connection with any merger or acquisition approved by a majority of the directors then serving on our Board.
With respect to each annual or special meeting of our stockholders during the term of the Agreement, the Robotti Group agreed to vote the shares of Common Stock it holds in accordance with our Board’s recommendations on proposals regarding the election or removal of directors (each such proposal, a “Director Proposal”) and any other proposal to be submitted to the stockholders by either us or any of our stockholders, except that the Robotti Group may vote in its discretion on certain extraordinary transactions, and, other than with respect to any Director Proposal, in accordance with the recommendations of Institutional Shareholder Services Inc. or Glass, Lewis & Co., LLC if either of them recommend differently from our Board.
The Robotti Group has also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) making certain announcements regarding or proposing certain extraordinary transactions relating to the company, (ii) soliciting proxies, (iii) selling securities of the company outside of the public markets which results in any third party owning more than 4.9% of the outstanding shares of the Common Stock (subject to certain exceptions set forth in the Agreement), (iv) taking actions to change or influence our Board, our management or the direction of certain of our matters other than in his capacity as a director, and (v) exercising certain stockholder rights.
We reimbursed the Robotti Group for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the 2021 Annual Meeting and the negotiation and execution of the Agreement, in an amount of $200,000.
Since our Board has timely determined to nominate Mr. Robotti for election at the 2022 Annual Meeting, the term of the Agreement will be extended until the date that is the earlier of (i) 150 days prior to our 2023 Annual Meeting of Stockholders and (ii) 150 days prior to the first anniversary of our 2022 Annual Meeting.
Pursuant to the Agreement and upon the recommendation of our Nominating and Corporate Governance Committee, our Board has re-nominated all eight current board members (each of Ms. Zabrocky and Messrs. Anderson, Fagerstal, Kneen, Raspino, Rigdon, Robotti and Traub) and nominated Ms. Cougle as the ninth director to serve a one-year term as each is identified below.
Each director elected at the 2022 Annual Meeting will serve a one-year term beginning at the Annual Meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all nine of the director nominees at the Annual Meeting, our Board will have nine directors immediately following the Annual Meeting.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If, contrary to our present expectations, any nominee cannot or will not serve, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our Board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. Our Board has no information or reason to believe that any nominee will not be a candidate at the time of the Annual Meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than nine nominees.
Majority Voting. Our directors are elected by majority vote except in the event of a contested election, in which case a plurality standard will apply. Any director who stands for re-election in an uncontested election and who receives a greater number of “AGAINST” votes than “FOR” votes must tender his or her resignation to the Board. Our Board’s Nominating and Corporate Governance Committee is required to promptly consider and recommend to our Board whether to accept the tendered resignation. Our board will then act on the committee’s recommendation and disclose its decision and rationale within 90 days from the certification of the election results. We would then promptly and publicly disclose the Board’s findings and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy in the event of an uncontested election, may be obtained as described under “Corporate Governance – Availability of Corporate Governance Materials.” Abstentions and broker non-votes will have no effect on this proposal.
Our Board of Directors recommends that you vote “FOR” each of the following nine nominees: Darron M. Anderson, Melissa Cougle, Dick Fagerstal, Quintin V. Kneen, Louis A. Raspino, Larry T. Rigdon, Robert E. Robotti, Kenneth H. Traub and Lois K. Zabrocky.
A biography of each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other public company directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee and our Board to determine that he or she should serve as a director for our company. The information in each biography is presented as of May 2, 2022.

CURRENT DIRECTORS RENOMINATED FOR A NEW TERM
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Darron M. Anderson Houston, Texas Independent	53	September 8, 2020	21,629	11,349
Mr. Anderson currently serves as President and Chief Executive Officer of Stallion Oilfield Holdings, Inc. He previously served as President and Chief Executive Officer and as a member of the Board of Directors of Ranger Energy Services, LLC (NYSE: “RNGR”) from March 2017 until July 2021, where he was responsible for successfully implementing and executing an IPO on the NYSE in August 2017, as well as consolidating four entities to form the current Ranger Energy Services, known today as a market-leading well services company, and Permian Basin wireline completion business. Mr. Anderson was previously an executive of Express Energy Services from 2004 through 2015, serving as its President and Chief Executive Officer from 2008 to 2015. Subsequent to his time as President and Chief Executive Officer of Express Energy Services, Mr. Anderson evaluated potential acquisition opportunities from 2015 to 2016, consulted for Littlejohn & Co., LLC from 2016 to 2017, and consulted for CSL Capital Management, L.P. during 2017. Mr. Anderson began his career in the oil and natural gas industry as a drilling engineer for Chevron Corporation in 1991, holding positions of increasing responsibility across U.S. Land, Offshore and Canada. Mr. Anderson resigned from Chevron in 1998 to pursue an entrepreneurial career in oil field services where he has spent the last 23 years building successful service organizations focused on land and offshore drilling, completion and production operations. Mr. Anderson holds a B.S. in Petroleum Engineering from the University of Texas at Austin.

Skills and Qualifications: Mr. Anderson brings to our Board extensive leadership experience in the energy industry, particularly in offshore and on land drilling, as well as an entrepreneurial spirit and mindset.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Audit Committee	(10/10)	100%
	Nominating and Corporate Governance Committee	(7/7)	100%
	Total	(28/28)	100%
Current Board Directorships	Public Boards
	—
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Melissa Cougle Houston, Texas Independent	45	January 4, 2022	0	6,400
Ms. Cougle was most recently the Senior Vice President and Chief Financial Officer of Frank’s International N.V., a global oilfield services company specializing in well construction services. Ms. Cougle joined Frank’s International in 2019 leading its strategic efforts and the finance and technology organizations through the completion of the Frank’s merger with Expro Group (NYSE: “XPRO”) in 2021. Prior to Frank’s International, Ms. Cougle served as the Chief Financial Officer of National Energy Services Reunited (NASDAQ: “NESR”), a publicly-traded oilfield services provider with operations focused in the Middle East and North Africa, where she led the company through its first year as a public entity. Prior to her experience as a CFO, Ms. Cougle worked for 13 years at Ensco plc, a global offshore drilling contractor, and its legacy company, Pride International Inc., holding positions of increasing responsibility throughout her tenure across the finance, accounting and information technology groups. Prior to her departure, she served as Vice President and Treasurer and Vice President of Integration. Ms. Cougle also serves on the Advisory Board of the Energy Workforce and Technology Council representing companies across the energy services sector where she serves as Board Liaison for matters concerning ESG with a particular focus on diversity and inclusion. Ms. Cougle began her career in the consulting and assurance practice of Arthur Andersen LLP serving multiple clients across several industries with a focus on industrials and energy. Her consulting group later became the founding employees of the Protiviti, a management consulting firm. Ms. Cougle earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed CPA in the State of Texas.

Skills and Qualifications: Ms. Cougle brings to our Board both executive and financial proficiency, including managing companies with significant oilfield operations, as well as prior experience in mergers and acquisitions. Her expertise contributes to our Board’s effectiveness in dealing with ongoing technological, financial, operational and ESG matters.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	—	—
	Audit Committee	—	—
	Environmental, Social and Governance Committee	—	—
	Total	—	—
Current Board Directorships	Public Boards
—
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Dick Fagerstal New Canaan, Connecticut Lead Independent	61	July 31, 2017	48,541	11,349
Mr. Fagerstal has served as Executive Chairman of the Global Marine Group, a UK subsea cable installation and maintenance business based in Chelmsford, England, since February 2020. From 2014 to 2020, Mr. Fagerstal served as Chairman and Chief Executive Officer of Global Marine Holdings LLC, the prior owner of the business. Since April 2021, Mr. Fagerstal has served as an independent director on the Board of Valaris Limited (NYSE: “VAL”), an offshore drilling service company with headquarters in Bermuda, where he also serves as Chairman of the Audit Committee and as a member of the Environmental, Social and Governance Committee. He served as an independent director of Frontier Oil Corporation, Manila, Philippines, from 2014 to 2017. Mr. Fagerstal previously held the positions of Senior Vice President, Finance and Corporate Development from 2003 to 2014 and Vice President Finance and Treasurer from 1997 to 2003 at SEACOR Holdings Inc. (NYSE: “CKH”). Mr. Fagerstal held the positions of Executive Vice President, Chief Financial Officer and director of Era Group Inc. (NYSE: “ERA”) from 2011 to 2012 and was the Senior Vice President and Chief Financial Officer and director of Chiles Offshore Inc. (AMEX: “COD”) from 1997 to 2002. Prior to that time, he served as a senior banker with DNB ASA in New York from 1986 to 1997. Prior to his business career, Mr. Fagerstal served as an officer in the Special Air Service unit of the Swedish Special Forces from 1979 to 1983. Mr. Fagerstal earned a B.S. in Economics and Law from the University of Gothenburg and an M.B.A. in Finance, as a Fulbright Scholar, from New York University.

Skills and Qualifications: Mr. Fagerstal brings a strong business, finance and accounting background to our Board. Given the nature and scope of our operations, his extensive international business experience and considerable knowledge of the energy and maritime industries contributes to our Board’s collective ability to monitor the risks and challenges facing our company.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Chair of Audit Committee	(10/10)	100%
	Nominating and Corporate Governance Committee	(7/7)	100%
	Environmental, Social and Governance Committee	—	—
	Total	(28/28)	100%
Current Board Directorships	Public Boards
	Valaris Limited

Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Quintin V. Kneen Houston, Texas President and Chief Executive Officer	56	September 3, 2019	223,402	262,695
Mr. Kneen was appointed President, CEO and director of Tidewater in September 2019. Prior to this appointment, he served as Executive Vice President and Chief Financial Officer at Tidewater since November 2018 following its acquisition of GulfMark Offshore Inc. where he served as President and Chief Executive Officer since June 2013. Mr. Kneen joined GulfMark in June 2008 as the Vice President of Finance and was named Senior Vice President – Finance and Administration in December 2008. He was subsequently appointed as GulfMark’s Executive Vice President and Chief Financial Officer in June 2009 where he worked until his appointment as Chief Executive Officer. In May 2017, GulfMark filed a voluntary petition for relief under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On November 14, 2017, GulfMark emerged from bankruptcy (the “GulfMark Reorganization”). Before his tenure at GulfMark, Mr. Kneen was Vice President of Finance and Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco since June 2003. Prior to joining Grant Prideco, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. He holds an M.B.A. from Rice University and a B.B.A. in Accounting from Texas A&M University, and he is a Certified Public Accountant and a Chartered Financial Analyst.

Skills and Qualifications: Mr. Kneen brings to our Board significant executive management experience and industry knowledge from his roles as the Chief Executive Officer and Chief Financial Officer of two different public companies in our industry. As a Certified Public Accountant and Chartered Financial Analyst, he has a sophisticated understanding of financial and accounting matters. In addition, in his position as our President and Chief Executive Officer, Mr. Kneen serves as a valuable liaison between our Board and the management team.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Total	(11/11)	100%
Current Board Directorships	Public Boards
	—
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Louis A. Raspino Houston, Texas Independent	69	November 18, 2018	50,166	11,349
Mr. Raspino’s career has spanned over 40 years in the energy industry, most recently as Chairman of Clarion Offshore Partners, a partnership with Blackstone that served as its platform for pursuing worldwide investments in the offshore oil and gas services sector, from October 2015 until October 2017. Mr. Raspino served as President, Chief Executive Officer and a director of Pride International, Inc. from June 2005 until the company merged with Ensco plc in May 2011 and as its Executive Vice President and Chief Financial Officer from December 2003 until June 2005. From July 2001 until December 2003, he served as Senior Vice President of Finance and Chief Financial Officer of Grant Prideco, Inc., and from February 1999 until March 2001, he served as Vice President of Finance at Halliburton. Prior to joining Haliburton, Mr. Raspino served as Senior Vice President at Burlington Resources, Inc. from October 1997 until July 1998. From 1978 until its merger with Burlington Resources, Inc. in 1997, he held a variety of positions at Louisiana Land and Exploration Company, most recently as Senior Vice President of Finance and Administration and Chief Financial Officer. Mr. Raspino previously served as a director of Chesapeake Energy Corporation and Chairman of its Audit Committee from March 2013 until March 2016 and as a director of Dresser-Rand Group, Inc., where he served as Chairman of the Compensation Committee and member of the Audit Committee, from December 2005 until it was acquired by Siemens AG in June 2015. He has served as a director of Forum Energy Technologies (NYSE: “FET”), a global oilfield products company, since January 2012 and currently serves as the Chairman of its

Compensation Committee. Mr. Raspino also currently serves on the Board of American Bureau of Shipping (ABS), where he is a member of the Audit and Compensation Committees. Mr. Raspino served as Chairman of the GulfMark board from November 2017 until consummation of the business combination.

Skills and Qualifications: Having served in executive leadership roles at several energy companies, including both the Chief Executive Officer and Chief Financial Officer positions, Mr. Raspino brings in-depth operational and financial expertise to our Board. In addition, his current service on a variety of oil and gas industry boards provides our Board with key and timely insights into industry conditions and trends.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Audit Committee	(10/10)	100%
	Chair of Compensation Committee	(6/6)	100%
	Total	(27/27)	100%
Current Board Directorships	Public Boards
	Forum Energy Technologies
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Larry T. Rigdon Houston, Texas Chairman of the Board	74	July 31, 2017	96,189	11,349
Mr. Rigdon, who was initially appointed to serve as a director in connection with our restructuring, served as Tidewater’s interim President and Chief Executive Officer between October 2017 and March 2018. He has over 45 years of experience in the offshore oil and gas industry. Mr. Rigdon has served as a director of Defiant Engineering, LLC, d/b/a Defiant Exploration, a Texas-based business focused on the design, engineering, building and testing of fracking drones since March 2022. Mr. Rigdon worked as a consultant for FTI Consulting from 2015 to 2016 and for Duff and Phelps, LLC from 2010 to 2011. He served as the Chairman and Chief Executive Officer of Rigdon Marine from 2002 to 2008. Previously at Tidewater, Mr. Rigdon served as an Executive Vice President from 2000 to 2002, a Senior Vice President from 1997 to 2000, and a Vice President from 1992 to 1997. Before working at Tidewater, he served as Vice President of Zapata Gulf Marine from 1985 to 1992, and in various capacities, including Vice President of Domestic Divisions from 1983 to 1985, at Gulf Fleet Marine from 1977 to 1985. Mr. Rigdon currently serves as a director of Professional Rental Tools, LLC. He formerly served as a director of Jackson Offshore Holdings, Terresolve Technologies, GulfMark Offshore and Rigdon Marine. He has a B.S. in Accounting and was a Certified Public Accountant earlier in his career, which license is currently inactive.

Skills and Qualifications: Mr. Rigdon has considerable leadership experience in the maritime transportation industry and brings to our Board a thorough understanding of the strategic and operational challenges facing our company, specifically, and our industry overall. His experience founding new businesses provides an entrepreneurial vision and his successful completion of mergers and acquisitions contributes to our Board’s ability to evaluate such opportunities.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Chairman of the Board	(11/11)	100%
	Total	(11/11)	100%
Current Board Directorships	Public Boards
	—

Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Robert E. Robotti New York, New York Independent	68	June 8, 2021	2,889,123	0
Mr. Robotti has been the President of Robotti & Company Advisors, LLC (a registered investment advisor) and Robotti Securities, LLC, formerly known as Robotti & Company, LLC (a registered broker-dealer), and their predecessors, since 1983. He has been the Managing Director (and previously, managing member) of Ravenswood Management Company, LLC (and its predecessor) since 1980, which serves as the general partner of The Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P. Mr. Robotti served as a portfolio manager of Robotti Global Fund, LLC, a global equity fund, from 2007 to March 2015. He currently serves as a director and Chairman of the Board of Pulse Seismic Inc. (TSX: “PSX”), the leading seismic library data provider to the western Canadian energy sector, and has held these positions for the past five years. Mr. Robotti has served on the Board of Directors of AMREP Corporation (NYSE: “AXR”), a real estate business focused in New Mexico, since September 2016, and on the Board of PrairieSky (TSX: “PSK”), which acquires and manages petroleum and natural gas royalty properties in Canada, since October 2019. Mr. Robotti was a director of PHX Minerals Inc. (NYSE: “PHX”), formerly known as Panhandle Oil & Gas Inc. and Panhandle Royalty Company, a diversified minerals company, from 2004 to May 2020. Mr. Robotti was a member of the SEC’s Advisory Committee on Smaller Public Companies from 2005 to 2006, which was established to examine the impact of Sarbanes-Oxley, as well as other aspects of federal securities law, and also served on its corporate governance subcommittee. He worked in public accounting before coming to Wall Street and is currently an inactive CPA. In addition, he serves on the boards of many non-profit organizations where he generously donates his time and expertise. Mr. Robotti holds a B.S. from Bucknell University and an M.B.A. in Accounting from Pace University.

Skills and Qualifications: Mr. Robotti’s extensive experience in the investment business as the owner of a registered broker-dealer and a registered investment advisor, as a portfolio manager and as a director of public companies engaged in the energy business, as well as other industries, makes him a valuable asset to our Board.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Compensation Committee	(6/6)	100%
	Environmental, Social and Governance Committee	—	—
	Total	(17/17)	100%
Current Board Directorships	Public Boards
	Pulse Seismic Inc.
	AMREP Corporation
	PrairieSky
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Kenneth H. Traub Boca Raton, Florida Independent	60	November 15, 2018	77,819	0
Mr. Traub has served as the Managing Partner of Delta Value Group, LLC, an investment firm, since 2019, and the Managing Partner of Delta Value Advisors, LLC, a consulting firm, since 2020. Mr. Traub also currently serves on the Board of Directors of Athersys, Inc. (NASDAQ: “ATHX”), a biotechnology company, since February 2021, and had previously served on the Board of Athersys from 2012 to 2016 and in 2020. Mr. Traub served as a Managing Partner of Raging Capital Management, LLC, a diversified investment firm, from December 2015 to January 2019. He previously served as President and Chief Executive Officer of Ethos Management, LLC from 2009 through 2015. From 1999 until its acquisition by JDS Uniphase Corp. (“JDSU”) in 2008, Mr. Traub served as President and Chief Executive Officer of American Bank Note Holographics, Inc. (“ABNH”), a leading global supplier of optical security devices for the protection of documents and products against counterfeiting. Following the sale of ABNH, he served as Vice President of JDSU, a global leader in optical technologies and telecommunications. Mr. Traub has previously served on the boards of numerous public companies including (i) MIPS Technologies, Inc., a provider of industry-standard processor architectures and cores, from 2011 until the company was sold in 2013; (ii) Xyratex Limited, a leading supplier of data storage technologies, from 2013 until the company was sold in 2014; (iii) Vitesse Semiconductor Corporation, a supplier of integrated circuit solutions for next-generation carrier and enterprise networks, from 2013 until the company was sold in 2015; (iv) A. M. Castle & Co., a specialty metals distribution company from 2014 to 2016; (v) IDW Media Holdings, Inc., a diversified media company, from 2016 to 2018; (vi) as Chairman of MRV Communications, Inc., a supplier of communication networking equipment, from 2011 until the company was sold in 2017; (vii) Intermolecular, Inc., an innovator in materials sciences, from 2016, and as Chairman from 2018 until the company was sold in 2019; (viii) Immersion Corporation (NASDAQ: “IMMR”), a leading provider of haptics technology, from 2018 to 2019 and (ix) DSP Group, Inc. (NASDAQ: “DSPG”), a leading supplier of wireless chipset solutions for converged communications, from 2012 to 2021 and as Chairman from 2017 to 2021. Mr. Traub served as a member of the GulfMark Board from November 2017 until consummation of the business combination. Mr. Traub earned a B.A. degree from Emory University and an M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Traub’s qualifications to serve on our Board include his extensive and diverse business management experience and expertise, particularly in challenging turn-around environments. In addition, he contributes to our Board’s effectiveness in strategic, financial, operational and governance matters.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Compensation Committee	(6/6)	100%
	Chair of Nominating and Corporate Governance Committee	(7/7)	100%
	Total	(24/24)	100%
Current Board Directorships	Public Boards
	Athersys, Inc.
Nominee for Election as Director	Age	Director Since	Common Shares Owned, Controlled or Directed	RSUs
Lois K. Zabrocky New York, New York Independent	52	July 28, 2020	27,000	11,349
Ms. Zabrocky has served as President, Chief Executive Officer, and a director of International Seaways, Inc. (NYSE: “INSW”) since its spin-off from Overseas Shipholding Group, Inc. (“OSG”) in November 2016 and was President of INSW in August 2014. INSW has a market capitalization of over $1B, owns and operates 84 deep sea tankers and owns 50% of two floating storage and offloading vessels. Prior to the spin-off, Ms. Zabrocky served in various roles at OSG over a career of more than 25 years, most recently as Senior Vice President and Head of the International Flag Strategic Business Unit of OSG with responsibility for the strategic plan and profit and loss performance of OSG’s international tanker fleet comprised of 50 vessels and approximately 300 shoreside staff. Ms. Zabrocky served as Senior Vice President of OSG from June 2008 through August 2014, when she was appointed as Co-President of OSG and Head of the International Flag Strategic Business Unit of OSG. Ms. Zabrocky served as Chief Commercial Officer, International Flag Strategic Business Unit of OSG from May 2011 until her appointment as the Head of International Flag Strategic Business Unit and as the Head of International Product Carrier and Gas Strategic Business Unit for at least four years prior to May 2011. Ms. Zabrocky served as a director of INSW from November 2011 through November 2016 while it was a wholly-owned subsidiary of OSG. Ms. Zabrocky began her maritime career sailing as a third mate aboard a U.S. flag chemical tanker. She received her Bachelor of Science degree from the United States Merchant Marine Academy, holds a Third Mate’s license and has completed both of Harvard Business School’s Strategic Negotiations and Finance for Senior Executives programs.

Skills and Qualifications: Ms. Zabrocky brings to our Board significant executive and operational experience, including managing a company with broad international operations. Her expertise in many aspects of the maritime transportation industry adds significant value to our Board’s knowledge base and strategic focus.

Board & Committee Membership	Membership	2021 Meeting Attendance
	Board	(11/11)	100%
	Audit Committee	(10/10)	100%
	Compensation Committee	(6/6)	100%
	Chair of Environmental, Social and Governance Committee	—	—
	Total	(27/27)	100%
Current Board Directorships	Public Boards
	International Seaways, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE NINE NOMINEES FOR DIRECTOR LISTED ABOVE.
Director Nominating Process and Considerations. The Nominating and Corporate Governance Committee is responsible for reviewing and evaluating with our Board the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our Board.
Director Independence. Under our Corporate Governance Policy and the rules of the New York Stock Exchange (“NYSE”), a majority of our directors must be independent. Our Board has determined that, as of the Record Date, each of our nine director nominees meets the NYSE’s definition of “independence” (discussed in greater detail below under “Board of Directors – Director Independence”), except for Mr. Kneen, who serves as our President and Chief Executive Officer, and Mr. Rigdon. At the September 17, 2021 meeting of the Board, Mr. Fagerstal was named Lead Independent Director to the Board for the purpose of further maintaining the Board’s independence from the company’s executive officers. For more information on director independence, please see the section entitled, “Board of Directors – Director Independence.”
Board Diversity. Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nominating and Corporate Governance Committee charter, however, requires the committee to monitor the composition of the Board and its committees and may develop and recommend to the Board, if necessary or appropriate, specific criteria for selecting director nominees. In considering the composition of our Board as a whole, the committee and the Board evaluate the skills and experience of each candidate to ensure that the specific knowledge, experience, skills, expertise, integrity, analytical ability, diversity, and other characteristics needed to maintain our Board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience, taking into consideration the availability of highly qualified candidates; committee workloads and membership needs and anticipated director retirements. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the Board.
Neither the committee nor our Board have adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the Board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the Board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our Board have individual directors who possess skills in such broad areas as:
•	strategic planning and business development;
•	mergers and acquisitions;
•	legal and regulatory compliance;
•	finance and accounting matters;
•	industry experience and knowledge (particularly in the energy services and maritime sectors), including hands-on operational experience;
•	demonstrated leadership of complex organizations;
•	corporate governance;
•	public company board service; and
•	international business.
Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time and availability to effectively carry out their duties and responsibilities as a director of our company. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

The company greatly benefits from the diversity of representation on our Board by the inclusion of women and minorities as board members. We recently appointed a second woman to our Board in January 2022, Melissa Cougle. Including Ms. Zabrocky and Mr. Anderson, our Board now meets most institutional investor requirements, such as the BlackRock guidelines, that public company boards have at least two women and a member of an underrepresented minority on their Board.
This year, as in prior years, the committee reviewed the qualifications of each of our current directors as well as the contributions each has made to our Board and the company during his or her tenure as a director. In connection with the merger of Tidewater and GulfMark in 2018, the Tidewater Board was expanded from seven to ten members. Since that time, our Board has been engaged in an ongoing process of determining its optimal size and composition. We currently have nine directors following the 2021 Agreement with Mr. Robotti and appointment of Ms. Cougle in 2022. Our Board has determined that it is in our best interest to keep our Board size to nine. Based on the recommendation of the Nominating and Corporate Governance Committee, our Board is nominating our nine current directors (Messrs. Anderson, Fagerstal, Kneen, Raspino, Rigdon, Robotti, and Traub and Mmes. Cougle and Zabrocky) for one-year terms. Our Board will be considering candidates recommended by stockholders as well as other candidates that can provide the optimal mix of skills, diversity and attributes that would contribute to the Board’s effectiveness.
Consideration of Candidates Recommended by Stockholders. Our bylaws provide that any of our stockholders entitled to vote for the election of directors may nominate candidates for election to our Board at our Annual Meeting of Stockholders by complying with the required notice procedures, as described in greater detail below. The Nominating and Corporate Governance Committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.
No director candidates were recommended by stockholders in time for consideration at the 2022 Annual Meeting. To be timely for our 2023 Annual Meeting, a stockholder’s nomination must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than February 14, 2023 and no later than March 16, 2023.
Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance – Availability of Corporate Governance Materials.”

INFORMATION REGARDING EXECUTIVE OFFICERS
Each of our executive officers is appointed by, and serves at the pleasure of, our board. Information regarding our current executive officers (other than Mr. Kneen, who also serves as a director and whose biography is included above under “Proposal 1 – Election of Directors”), including all offices held by the officer as of December 31, 2021, is as follows:
Executive Officer	Age	Position
David E. Darling	67
Executive Vice President and Chief Operating Officer since March 2021. Vice President and Chief Human Resources Officer from March 2018 to March 2021. Senior Vice President and Chief Human Resources Officer of GulfMark Offshore Inc. from 2007 to March 2018, including during the GulfMark reorganization.

Executive Officer	Age	Position
Daniel A. Hudson	50
Executive Vice President, General Counsel, and Secretary since March 2021. Vice President, General Counsel, and Secretary from October 2019 to March 2021. Assistant General Counsel from May 2017 to September 2019. Managing Counsel from May 2015 to May 2017. Regional Counsel from May 2012 to May 2017. Staff Attorney from July 2007 to May 2012.

Executive Officer	Age	Position
Samuel R. Rubio	62
Executive Vice President and Chief Financial Officer since March 2021. Vice President, Chief Accounting Officer, and Controller from December 2018 to March 2021. Prior to the business combination, Senior Vice President – Chief Financial Officer of GulfMark Offshore Inc. from April 2018 to November 2018. Senior Vice President – Controller and Chief Accounting Officer of GulfMark from January 2012 to April 2018, including during the GulfMark Reorganization. Vice President – Controller and Chief Accounting Officer of GulfMark from December 2008 and December 2011.

CORPORATE GOVERNANCE
Our Board of Directors has adopted corporate governance practices designed to aid the Board and management in the fulfillment of their respective duties and responsibilities to our stockholders.
Corporate Governance Policy. Our Board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, form the framework for the governance of our company. The Nominating and Corporate Governance Committee is charged with reviewing the Corporate Governance Policy at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the Corporate Governance Policy to the full board for approval.
Code of Business Conduct and Ethics. Our Board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code of Business Conduct and Ethics requires any employee who reasonably believes or suspects that any director, officer, or employee has violated the Code of Business Conduct and Ethics, company policy, or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer (Daniel A. Hudson, our Executive Vice President, General Counsel, and Secretary), either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics or assists with any ensuing investigation.
Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.
Environmental, Social and Governance Highlights. Since Tidewater was founded over 65 years ago, we have been guided by our values, commitment to safety, and respect for stakeholders, communities and the environment. We believe operating effectively means operating safely and responsibly and we have a long history of investing in new equipment and technologies that improve our operations and support environmental stewardship initiatives. We also consistently strive to support our employees through extensive training and development programs and continuously emphasize our high safety standards.
Our Board engages in regular discussions relating to ESG initiatives and is committed to the development and promotion of ESG practices across the organization. Our Board considers our sustainability agenda at least annually in connection with our strategic plan. In 2022, we formed the Environmental, Social and Governance Committee, which is tasked with the responsibility of overseeing the effectiveness of our ESG policies, goals and programs. The Environmental, Social and Governance Committee is also responsible for the review of our annual Sustainability Report. Other board committees are also involved with the assessment and management of our environmental and social priorities through their oversight responsibilities, including risk and talent management. For more information on the Environmental, Social and Governance Committee, please see the section entitled, “Composition and Role of Board Committees–Environmental, Social and Governance Committee.”
Our commitment to ESG principles is reflected in our core values and in various ongoing initiatives, including the following:
•
maintaining the highest standards of business conduct and ethics by conducting our affairs in an honest and ethical manner with unyielding personal and corporate integrity at the foundation of our business;

•	adhering to our core values and striving to continually improve our ESG systems and processes to enhance our performance;
•	demonstrating integrity and respect for others by setting goals and objectives that enhance our commitment to a safe workplace;
•	protecting the environment by focusing on operational efficiencies that promote the reduction of emissions through fuel and environmental monitoring;
•	ensuring that the safety of our employees, as reported in industry-leading metrics, is our highest priority;
•	actively embracing, valuing and encouraging the diversity of our directors, officers and employees and ensuring this culture remains an integral part of our employment and retention policies;

•	communicating our expectation that our company, including our suppliers, contractors, and employees, achieves and promotes strong ESG performance;
•	ensuring a positive community impact in the areas in which we operate;
•	focusing on developing and implementing sustainable practices that promote human rights, health and well-being, fair dealing and compliance throughout our business;
•
responsibly recycling vessels in a sustainable and socially-responsible manner, safeguarding the environment and human health and safety in accordance with applicable laws and regulations, including the 2009 “Hong Kong Convention for the Safe and Environmentally Sound Recycling of Ships,” the “Basel Convention on the Control of the Transboundary Movements of Hazardous Wastes and their Disposal” and, where applicable, EU and U.S. EPA Ship Recycling Regulation;

•
setting GHG reduction targets in alignment with the goals of the “United Nations Framework Convention on Climate Change,” better known as the “Paris Climate Agreement” or “COP21,” to keep global warming under two degrees Celsius and the IMO’s own climate goals, to reduce absolute emissions 50% by 2050 and by 70% on an intensity basis;

•	regularly reporting our ESG results, while continuing to evaluate ways to improve; and
•	developing frameworks and metrics to present our ESG results in an effective and transparent manner.
In recognition of the importance of ESG principles to our business, the initiatives set forth above are being undertaken with the unanimous support of our Board.
In 2021, significant progress was made in many of these areas, including, but not limited to, the following:
•	the company improved the gender diversity of its Board;
•	the company continued its industry-leading safety performance with a TRIR of .67 per million man hours;
•	the company recorded no material incidents nor any incidents related to significant or harmful accidental spills in 2021;
•
we successfully completed the implementation of state-of-the-art high bandwidth satellite communications across our global fleet, allowing us to more efficiently monitor and leverage big data to drive operational improvements that will continue to result in cost efficiencies and emissions reductions;

•
we established a baseline measurement of our GHG emissions and expanded our multi-faceted approach to emissions reduction including upgrading additional vessels with hybrid battery and shore power systems, while we continued to consider a wide range of complementary or alternative solutions that would deliver value over the short, medium and longer term through increased operational and cost efficiencies;

•	our cybersecurity initiatives were expanded to ensure compliance with IMO Resolution MSC.428(98) - Maritime Cyber Risk Management in Safety Management Systems;
•
as a long-standing member of the organization, the company continued to support the National Ocean Industries Association (NOIA)’s ESG program, which aligns with our own principles, including advancing best practices to reduce environmental impact and promote ecosystem health, by developing a systematic approach to address climate change, promoting safe and healthy working conditions for our employees and supporting and encouraging diversity and inclusion in the industry’s employment practices; and

•
as a signatory to the UN Global Compact, we continued to progress our commitment to align our operations and strategies in the areas of human rights, labor, environment, and anti-corruption, and to take action in support of the UN goals and issues embodied in the Sustainable Development Goals (SDGs).

The company also published its inaugural Sustainability Report, in alignment with the SASB Marine Transportation Standard (2018), TCFD climate-related disclosure recommendations and GRI’s reporting standards. A review of the company’s progress, including a summary of the materiality analysis completed in 2020, current metrics, and future sustainability plans is included in the report. The report is available at www.tdw.com/sustainability/sustainability2020.

Communicating with Directors. Stockholders and other interested parties may communicate directly with our Board, the non-management directors, or any committee or individual director by writing to any one of them in care of our Secretary at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our Board, please visit our website at www.tdw.com/about-tidewater/corporate-governance/.
Complaint Procedures for Accounting, Auditing, and Financial Related Matters. The Audit Committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The Audit Committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints to the Audit Committee chair by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. As noted above, we do not tolerate retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.
Availability of Corporate Governance Materials. You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Secretary, 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

BOARD OF DIRECTORS
As of the date of this proxy statement, our Board has nine members. Assuming all director nominees are elected, our Board will have nine members following the 2022 Annual Meeting.
Board Meetings and Attendance. During the 2021 fiscal year, our Board held 11 meetings, including telephonic meetings. Each director attended 100% of the meetings of the Board and of the committees on which he or she served during fiscal 2021.
Our Board does not have a policy requiring director attendance at annual meetings; however, our Board’s practice is to schedule a board meeting on the same day as the Annual Meeting of Stockholders in order to facilitate director attendance at the Annual Meeting. Each individual who was serving as a director at our 2021 Annual Meeting attended that meeting.
Director Independence. The standards relied upon by the Board in affirmatively determining whether a director is independent are the objective standards set forth in the corporate governance listing standards of the NYSE. In making independence determinations, our Board evaluates responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our Board also considers any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management of which it is aware.
Our Board has affirmatively determined that seven of our nine current directors – Mmes. Cougle and Zabrocky and Messrs. Anderson, Fagerstal, Raspino, Robotti and Traub are independent. Mr. Kneen is not independent as he serves as our President and Chief Executive Officer. Mr. Rigdon is not independent due to a certain related-party transaction, which is further described under “Certain Relationships and Related-Party Transactions.”
Board Leadership Structure. The roles of Chairman, Chief Executive Officer and Lead Independent Director are currently held by three different persons – Mr. Rigdon serves as our Chairman, Mr. Kneen serves as our President and Chief Executive Officer and Mr. Fagerstal serves as our Lead Independent Director.
Our Board believes that, at this time, our current leadership structure best serves the interests of our company and our stockholders by clearly allocating responsibilities between the three offices. As our President and Chief Executive Officer, Mr. Kneen’s primary responsibilities are to manage the day-to-day business and to develop and implement the company’s business strategy with the oversight of, and input from, the Board. As Chairman, Mr. Rigdon’s primary responsibility is to lead the Board in its responsibilities of providing guidance to, and oversight of, management. As our Lead Independent Director, Mr. Fagerstal’s primary responsibilities are to call for separate meetings of the independent directors, determine the agenda and serve as chairperson for meetings of the independent directors.
We have not adopted a policy requiring that the roles of Chairman and Chief Executive Officer be separate; rather, our Board’s policy is to determine from time to time whether it is in the best interests of the company and its stockholders for the roles to be separate or combined. We believe that our Board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company based on needs of the company at that particular time. In 2021, our Board determined that the Chairman would not meet the NYSE standards for independent directors, so on September 17, 2021 our Board elected Mr. Fagerstal as Lead Independent Director.
Executive Sessions of Non-Management Board Members. Our non-management directors meet in regularly-scheduled executive sessions presided over by our Chairman. At the conclusion of each Board meeting, the non-management directors have an opportunity to meet in executive session. The non-management and independent directors may schedule additional executive sessions throughout the year. During fiscal 2021, the non-management members of our Board (all of our directors except the individual then serving as Chief Executive Officer) met once in executive session.
Annual Board Self-Assessments. To assist in its review as to whether the Board and its committees are functioning effectively, our Board has instituted annual self-assessments of the Board and each of its committees. The directors participate in an annual evaluation of the full board and each committee on which they serve. The Board and each committee discuss the findings, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings. The Nominating and Corporate Governance Committee oversees this evaluation process. The most recent self-assessment, which was conducted in 2021, was guided by our Board’s previously-disclosed intent to undertake a review of its size and composition in light of our current size and scope of operations while maintaining an optimal mix of skills and backgrounds, including a focus on diversity.
Role of the Board in Risk Oversight. While our Board as a whole has responsibility for risk oversight, each of our board committees oversees and evaluates risks associated with its respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our Board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, and international risks.
COMPOSITION AND ROLE OF BOARD COMMITTEES
Our Board currently has four standing committees: Audit; Compensation; Environmental, Social and Governance; and Nominating and Corporate Governance. Actions taken by our committees are reported to the full board. Each of these four committees is comprised entirely of independent directors and is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter is available online or by mail as described in “Corporate Governance – Availability of Corporate Governance Materials.”
The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held during fiscal 2021:
Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Environmental, Social and Governance
Darron M. Anderson	X		X
Melissa Cougle(1)	X			X
Dick Fagerstal	Chair		X	X
Quintin V. Kneen
Louis A. Raspino	X	Chair
Larry T. Rigdon
Robert Robotti		X		X
Kenneth H. Traub		X	Chair
Lois K. Zabrocky	X	X		Chair
Number of Meetings in Fiscal 2021	10	6	7	0
(1)	Ms. Cougle was appointed to the Audit and ESG Committees in 2022.
Audit Committee. Our Board’s Audit Committee is a separately designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Its current members are listed in the above chart. Our Board has determined that all five committee members are financially literate and that each of the five members qualifies as an “Audit Committee financial expert,” as defined by SEC rules, except Mr. Anderson.
The main function of our Audit Committee is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The Audit Committee’s key responsibilities are:
•	appointing and retaining our independent auditor;
•	evaluating the qualifications, independence, and performance of our independent auditor;
•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;
•	reviewing with management and the independent auditor our audited financials;
•	reviewing the scope, adequacy, and effectiveness of our internal controls;
•	reviewing with management our earnings reports, quarterly financial reports and certain disclosures;

•	reviewing, approving, and overseeing related party transactions; and
•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.
The Audit Committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading “Audit Committee Report.”
Each member of the Audit Committee satisfies all of the additional independence requirements for audit committee members set forth in the corporate governance listing standards of the NYSE and Exchange Act Rule 10A-3.
Compensation Committee. The role of the Compensation Committee is to assist our Board in discharging its responsibilities relating to:
•	overseeing our executive compensation program;
•
reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers, including cash and equity-based incentives;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;
•	ensuring compliance with laws and regulations governing executive compensation;
•	evaluating appropriate compensation levels and designing elements of director compensation; and
•	engaging in such other matters as may from time to time be specifically delegated to the committee by the Board.
Each member of the Compensation Committee satisfies all of the additional independence requirements for Compensation Committee members set forth in the corporate governance listing standards of the NYSE and Exchange Act Rule 16b-3.
The Compensation Committee reports to the Board on all compensation matters regarding our executive officers and management and may form and delegate authority to subcommittees when appropriate. The Compensation Committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” section of our Form 10-K or proxy statement and, based on such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in our Form 10-K or proxy statement and issuing a Compensation Committee Report to that effect.
The “Compensation Discussion and Analysis” or “CD&A” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “Process of Setting Compensation” is a description of the scope of the Compensation Committee’s authority, the role played by our Chief Executive Officer in recommending compensation for the other named executives, and the committee’s engagement of compensation consultants.
Risk Review of Employee Compensation. Consistent with SEC disclosure requirements, the Compensation Committee performs an annual risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize management to take risks and has reported to the Compensation Committee its assessment of those risks and mitigating factors particular to each risk. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the findings the committee considered in reaching this conclusion include:
•	our cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;
•
the company performance portion of our annual incentive plan is based on company-wide financial and operating performance metrics as well as safety criteria, which are less likely to be affected by individual or group risk-taking;

•	our annual and long-term incentive plans have conservative payout caps;

•	our compensation levels and performance criteria are subject to multiple levels of review and approval;
•	we have an executive compensation recovery policy (“clawback”) and stock ownership guidelines for our executives; and
•	our Policy Statement on Insider Trading prohibits hedging and pledging of company securities by all company insiders, including our executives.
Environmental, Social and Governance Committee. In keeping with our commitment to the development and promotion of ESG practices across the organization, our Board established the Environmental, Social and Governance Committee in 2022. The general role of the Environment, Social and Governance Committee is to oversee our policies, programs and practices regarding matters related to ESG responsibilities and our management of risks in such areas. Its key responsibilities are to:
•	oversee specific governance around climate and emissions related risks and opportunities;
•	review our annual Sustainability Report;
•	oversee the establishment of appropriate ESG targets and monitor our performance against those goals;
•	review updates from management regarding our ESG activities and compliance with ESG laws, rules and regulations;
•
receive and review reports from management on any material regulatory notice or complaint relating to ESG matters and assess the effectiveness of our plans and ESG management systems to address such incidents;

•	evaluate the committee’s performance annually to implement appropriate performance and administration improvements; and
•	reassess and report to our Board any appropriate extensions or changes to the committee member’s duties or its charter.
Additional information regarding the Environmental, Social and Governance Committee and our ESG practices may be found under “Corporate Governance - Environmental, Social and Governance Highlights.”
Nominating and Corporate Governance Committee. The key responsibilities of the Nominating and Corporate Governance Committee are to:
•	assist our Board by identifying individuals qualified to serve as directors of the company and recommending nominees to the Board;
•	monitor the composition of our Board and its committees;
•	recommend to our Board a set of corporate governance guidelines for the company;
•	oversee legal and regulatory compliance; and
•	lead our Board in its annual review of the Board’s performance.
Additional information regarding the Nominating and Corporate Governance Committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Proposal 1: Election of Directors – Director Nominating Process and Considerations” and “ Proposal 1: Election of Directors – Consideration of Candidates Recommended by Stockholders,” respectively.

DIRECTOR COMPENSATION

2021 DIRECTOR COMPENSATION TABLE
This table reflects all compensation paid to or accrued by each individual who served as a non-management director during fiscal 2021. The compensation of Mr. Kneen, who currently serves as our President and Chief Executive Officer, is disclosed in the Fiscal 2021 Summary Compensation Table. A description of the elements of our director compensation program follows this table.
Name of Director(2)	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Current Directors
Darron M. Anderson	47,813	158,092	205,905
Dick Fagerstal	70,663	158,092	228,755
Louis A. Raspino	62,813	158,092	220,905
Larry T. Rigdon	97,813	158,092	255,905
Robert Robotti	26,920	158,092	185,012
Kenneth H. Traub	57,813	158,092	215,905
Lois K. Zabrocky	47,813	158,092	205,905
(1)
Reflects the aggregate grant date fair value of time-based restricted stock units granted to each director during fiscal 2021, computed in accordance with FASB ASC Topic 718. These RSU grants, which will vest on the first anniversary of the date of grant, were the only equity awards held by any of our directors at the end of fiscal 2021. These RSU grants were valued at $168,750 on the date of Board approval.

(2)	Ms. Melissa Cougle has served as a non-management director from her appointment on January 4, 2022 and did not receive compensation during fiscal 2021.
We currently use a combination of cash and equity-based compensation to provide competitive compensation for our non-management directors and to enable them to meet our stock ownership guidelines. Our Compensation Committee is responsible for overseeing our outside director compensation program and recommending any changes to the full board for action. Meridian Compensation Partners, LLC (“Meridian”), which served as the independent consultant to our Compensation Committee in 2021, also assisted the committee and the Board in its 2021 review of director compensation to help ensure that our director pay levels and program components are in line with competitive market practice.
Director Fees. For fiscal 2021, the cash and equity-based compensation payable to our non-management directors was as follows:
Fee Type	Amount
Annual cash retainer	$47,813 ➢ unchanged from 2019, this represents a 15% reduction from the 2017 annual retainer ($56,250)
Annual equity-based retainer	$158,092 grant date value, delivered in the form of time-based restricted stock units (“RSUs”), which vest at the end of the one-year service period
Additional annual cash retainer for the chair of the Board	$50,000
Additional annual cash retainer for the chair of the Audit Committee	$20,000
Additional annual cash retainer for the chair of the Compensation Committee	$15,000
Additional annual cash retainer for the chair of the Nominating and Corporate Governance Committee	$10,000
Additional annual cash retainer for the Lead Independent Director	$10,000(1)
(1)	Mr. Fagerstal was elected by our Board as Lead Independent Director on September 17, 2021, and our Board set such position’s compensation as a $10,000 annual cash retainer.

The number of RSUs granted in each award is calculated by dividing the grant date target value by the closing price of a share of our common stock on the date of grant. All of the time-based RSUs granted to directors during fiscal 2021 will vest on the first anniversary of the date of grant, provided the director remains a member of our Board on the vesting date. However, vesting of the award would accelerate if, prior to the vesting date, the director died, terminated service due to disability, or was willing and able to continue to serve as a director but was either not renominated or not re-elected to serve another term.
Director Stock Election Program. Under this program, each non-employee director is provided an opportunity to elect to receive a percentage of his or her base cash retainer in fully-vested shares of Tidewater common stock, which are issued from our equity compensation plans. For each participant, the shares are issued to a director on the same day on which he or she would have received the cash payment, based on the closing price of a share on that day (rounded down to the nearest whole share). No shares were processed in lieu of a retainer for directors in 2021. Ms. Cougle and Messrs. Anderson, Rigdon, and Robotti elected to participate in the program during 2022.
Stock Ownership Guidelines. Our non-employee directors are subject to stock ownership guidelines requiring each director to own and hold company stock worth eight times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, unvested RSUs count as shares of company common stock. Of our eight non-employee director nominees, each of Messrs. Fagerstal and Rigdon has until August 1, 2022 to comply with the guidelines while each of Messrs. Raspino and Traub have until November 15, 2023, Ms. Zabrocky has until July 28, 2025, Mr. Anderson has until September 8, 2025 and Ms. Cougle has until January 4, 2026 to comply with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis – Other Compensation and Equity Ownership Policies – Stock Ownership Guidelines.” Mr. Robotti has specific stock ownership guidelines governed by the Cooperation Agreement, which is described in greater detail under “Proposal 1: Election of Directors.”
Other Benefits. We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We also cover the cost of our directors attending continuing education programs (including tuition and travel).

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY” VOTE)
At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote is not binding on the company, our Board, or its Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executives and our compensation philosophy and practices, as described in this proxy statement.
We are asking our stockholders to vote on the following resolution:
RESOLVED, that the compensation paid to the named executives as disclosed in the proxy statement for the company’s 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.
We understand that our executive compensation practices are important to our stockholders. In considering your vote on this proposal, we encourage you to review all of the relevant information in this proxy statement – the description of our program located in the Compensation Discussion and Analysis, the compensation tables, and the rest of the narrative disclosures regarding our program.
At our 2021 Annual Meeting, this proposal was approved with more than 97.86% of voting shares cast in favor of the say-on-pay resolution. We will continue to engage with our stockholders and welcome their feedback on our pay programs throughout the year.
While this say-on-pay vote is not binding, our Compensation Committee and Board take the views of our stockholders into account and will review the voting results and consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance – Communicating with Directors.”
Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the Annual Meeting. Abstentions will be counted as votes against this proposal, and broker non-votes will have no effect on this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR approval of the compensation of our named executives as disclosed in this proxy statement. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS
This section of our proxy statement discusses and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to certain executive officers of the company. We refer to these executives as our “named executives” or “NEOs.” For fiscal 2021, our named executives were:
NEO	Current Title
Quintin V. Kneen	President and Chief Executive Officer
David E. Darling	Executive Vice President, Chief Operating Officer, and Chief Human Resources Officer
Daniel A. Hudson	Executive Vice President, General Counsel, and Secretary
Samuel R. Rubio	Executive Vice President, Chief Financial Officer, and Chief Accounting Officer
In this CD&A section, we first provide an Executive Summary of our company’s business and performance during the fiscal year and how that performance affected executive compensation decisions and payouts. We next explain the Compensation Philosophy and Objectives that guide our Compensation Committee’s executive compensation decisions. We then describe the committee’s Process of Setting Compensation. Next, we discuss in detail each of the Compensation Components, including, for each component, a design overview as well as the actual results yielded for each named executive in fiscal 2021.
Executive Summary
Fiscal 2021 and Recent Company Performance Highlights.
•
Announced Acquisition of Swire Pacific Offshore, Creating World’s Largest OSV Provider. Acquisition of Swire Pacific Offshore presents an opportunity to create the world’s largest OSV fleet, enhance existing West Africa operations, meaningfully expand Southeast Asia presence and target significant operating expense and G&A synergies.

World’s largest fleet of OSVs	$45 million of targeted annual run-rate synergies	Geographic enhancement and market expansion
•
Successful Refinancing of Senior Notes due in 2022 and Establishment of Senior Secured Revolving Credit Facility and ATM Equity Issuance Facility. We announced the successful refinancing of our $150 million senior secured notes due August 2022 through the issuance of new $175 million senior secured notes due August 2026. Additionally, we closed on a $25 million senior secured revolving credit facility and the establishment of a $30 million ATM program, providing for increased liquidity and access to capital.

Refinanced near-term debt maturity	Improved financial flexibility	Increased liquidity
•
Capital Discipline Focus. Capital discipline remains a core focus for us. Our ongoing fleet rationalization, working capital management and disciplined approach to capital expenditures all contribute significantly to our ability to generate positive cash flow.

Generated $52.2 million in free cash flow (FCF)	High-graded fleet through vessel rationalization	Continued to drive digital transformation to improve efficiency
•	Industry Leader in Safety Performance and ESG. We continued our industry-leading safety performance and published our inaugural Sustainability Report.
TRIR of 0.67	One loss time incident	Published inaugural Sustainability Report
•	Stockholder Value Creation and Improvements on Corporate Governance Matters. We have taken decisive actions to put us on a firm course for success and stockholder value creation.
Two new directors added to our Board	Termination of tax benefits preservation plan	COO and CFO named

Fiscal 2021 Compensation Highlights. As described in greater detail under “Compensation Components,” the three main components of our executive compensation program are base salary, an annual cash incentive award, and long-term incentive awards. The table below provides a summary of key actions taken with respect to each of these three components in fiscal 2021:
Pay Component	Results for 2021	Considerations
Base Salary	CEO’s base salary was unchanged Other NEO’s salaries were increased by 9.09%	To move salaries closer to market median and to recognize expanding individual responsibilities
Short-Term Incentive (“STI”) Program	For each NEO, STI award payouts were 89.8% of target	To reflect and recognize free cash flow (“FCF”) achievement between threshold and target, historically strong safety performance, and target performance on individual performance objectives
Long-Term Incentive (“LTI”) Award
In April, we granted annual LTI awards to our NEOs as follows:

➢    CEO: 50% time-based RSUs and 50% stock options with a premium exercise price (142% of the closing price of the company’s common stock on the date of grant)

➢    Other NEOs: 100% time-based RSUs

To further the direct stockholder alignment, with a significant performance-based component for our CEO

CEO 2021 target grant value remained the same as 2020, while LTI targets for our other NEOs were increased to better align with competitive median pay levels

Reported (accounting) values also increased for all NEOs from 2020 to 2021 because 2020 awards were granted at a significant discount relative to target value (30% to 50%) in order to help manage dilution at lower stock prices

The Compensation Committee is committed to ensuring that we have an appropriate program in place to retain, motivate and incentivize our leadership team.

CEO 2021 Compensation
During 2021, the Compensation Committee made no changes to the targeted level of pay or mix of pay for our CEO. As noted above, Mr. Kneen’s compensation continued to emphasize performance-based and at-risk variable components, and the cumulative realizable value of his compensation over the past three years was well below target, which aligned with our TSR performance over the period.
Majority of CEO Pay At-Risk	CEO Realizable Pay Aligned with Performance

	Base salary	Annual Incentive	Equity Incentives
Target Compensation	Cumulative salary paid over period	Cumulative target incentive opportunity	Cumulative grant-date value of all awards granted during period
Realizable Compensation	Same	Cumulative actual bonuses paid over period	Cumulative value of all awards granted during period, using 12/31/2021 stock price
Compensation Philosophy and Objectives
As a company with a global reach in an operationally-demanding, volatile, highly cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:
•
Pay for performance: to promote a performance- and results-oriented environment with conservative salaries and enhanced emphasis on at-risk pay, aligning compensation with performance measures that are directly related to our company’s strategic goals, key financial and safety results, individual performance, and creation of long-term stockholder value without incurring undue risk;

•
Pay competitively and equitably: to provide externally competitive and internally equitable compensation opportunities to help attract, motivate, develop, and retain the executive talent that we require to compete and manage our business effectively; and

•	Stockholder alignment: to align the interests of executives and stockholders by delivering a significant portion of target compensation in equity or equity-based vehicles.

The specific principles followed and decisions made in establishing the compensation of our named executives for fiscal 2021 are discussed in more detail below.
Compensation Best Practices. Our Compensation Committee (referred to throughout this section as the “Committee”) strives to align executive compensation with stockholder interests and incorporate strong governance standards into our compensation program, including through the following:
What We Do		What We Don’t Do
☑	Emphasize performance-based and at-risk pay: 86% of CEO pay and 79% of pay for our other NEOs is variable and at-risk in the form of cash and equity incentives	•	No single-trigger change of control benefits: we do not have any arrangements that allow for single trigger cash or equity benefits upon a change of control
☑	Risk mitigation: our compensation plans are designed to mitigate risk exposure through caps on short-term incentives, multiple performance metrics and robust Board oversight	•	No income or excise tax gross-ups: we do not have any contractual arrangements that would require us to pay tax gross-ups to any of our executives
☑	Clawback policy that allows for recoupment of cash and equity incentive compensation in the case of certain financial restatements	•	No hedging or derivative transactions: we prohibit all company insiders including directors and NEOs from engaging in hedging or derivative transactions with company stock
☑	Robust stock ownership guidelines: directors and officers are required to hold significant positions in company stock	•	Limited executive perquisites: we offer very few perquisites that are not generally available to all employees
☑	Independent consultant: the Committee has its own independent consultant that reports directly to the Committee and provides no services to management	•	Prohibition on option repricing or cash buyout: our stock plan prohibits any repricing or buyouts without stockholder approval
Process of Setting Compensation
Our Board has delegated to the Committee the primary responsibility for overseeing our executive compensation program. The Committee annually reviews and sets the compensation for our executive officers, subject to approval by the full board (excluding the CEO) of all compensation matters regarding our executives and other key management employees, since March 2020. For more information about the Committee’s responsibilities, see “Composition and Role of Board Committees – Compensation Committee.”
Role of the Chief Executive Officer. Our CEO makes recommendations to the Committee with respect to salary, short-term incentive (bonus), and long-term incentive awards for all executive officers other than himself. He develops those recommendations based on competitive market information generated by the Committee’s compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. After discussing those recommendations with the CEO, its consultant, and amongst themselves, the Committee makes the final decisions on executive compensation, subject to approval by the full board (excluding the CEO) since March 2020.
Evaluating the Chief Executive Officer’s Compensation. In evaluating the CEO’s compensation, the Committee reviews the competitive market information provided by its compensation consultant and bases its decisions regarding his compensation on our overall compensation strategy, the CEO’s self-assessment, and the Committee’s independent assessment of his performance, using the objectives that the Committee established at the beginning of the year as one point of analysis. Since March 2020, the Committee’s determinations are then subject to approval by the full board (excluding the CEO). These deliberations are held in executive session so that the CEO is not present when the Committee and Board make determinations regarding his compensation.
Role of Compensation Consultant. Our Committee has sole authority over the selection, use, compensation and retention of any compensation consultant engaged to assist the Committee in discharging its responsibilities. During 2021, Meridian Compensation Partners, LLC (Meridian) served as the Committee’s primary consultant. The

Committee’s primary consultant also surveys director compensation upon the request of the Committee. Meridian has provided no other services to, nor has any other relationship with, our company. As required by SEC rules, the Committee has assessed Meridian’s independence with respect to all six independence factors and concluded that Meridian’s work has not raised any conflicts of interest.
Peer Group. With the consultant’s assistance, the Committee reviews and approves our peer group annually. We pay particular attention to mergers, acquisitions, and bankruptcies, each of which may make a peer company more or less aligned to our business. In making its determinations regarding fiscal 2021 compensation, the Committee reviewed detailed performance and compensation data on the companies in our peer group.
Our peer group consists of the following 16 companies:
Bristow Group Inc.	Helix Energy Solutions	Oil States International
Dril-Quip, Inc.	International Seaways	RigNet, Inc.
Exterran Corporation	Newpark Resources	SEACOR Holdings, Inc.
Forum Energy Technologies	NCS Multistage Holdings	SEACOR Marine Holdings
Frank’s International NV	Oceaneering International	TETRA Technologies
Gulf Island Fabrication
Consideration of Prior Say-on-Pay Vote Results. Since 2011, our Board’s policy has been to hold say-on-pay votes at each annual meeting of stockholders.
At our 2021 Annual Meeting, our stockholders approved our executive compensation, with more than 97% of voting shares cast in favor of the say-on-pay resolution at that meeting. The result of the most recent say-on-pay vote is an important point of reference for the Committee as it makes executive compensation decisions for a given year. In addition, we regularly engage with stockholders and welcome their feedback on our pay programs throughout the year.
Compensation Components
As noted previously, the three core components of our executive compensation program are base salary, a short-term cash incentive, and long-term incentive awards. This section discusses each of these compensation elements and arrangements as well as the change of control protections, retirement benefits, and limited perquisites provided to our named executives during fiscal 2021.
Base Salary. In prior years, the Committee’s practice has been to review and determine salary levels for named executives prior to the beginning of each fiscal year. Our base salary determinations are based on a variety of factors, including individual performance, market salary levels, our company’s overall financial condition, and industry conditions. The primary rationale for salary increases for our NEOs during 2021 was to be competitive and align with market practice. We generally consider the market median of our peer group as the target for total compensation, although individual pay levels may vary from median for a variety of reasons.
Named Executive	2020 Base Salary ($)	2021 Base Salary ($)	Percent Change (%)
Quintin V. Kneen	500,000	500,000	0%
Samuel R. Rubio	275,000	300,000	9.09%
David E. Darling	275,000	300,000	9.09%
Daniel A. Hudson	275,000	300,000	9.09%

Short-Term Cash Incentive Compensation.
Structure of the Program. Our typical practice is to pay short-term cash incentives to our named executives for the purpose of rewarding both company and individual performance during a given year. During 2021, our STI program was conditioned on the company’s achieving sufficiently positive free cash flow of at least $40 million and allocated the target award among the four separate measures of performance, which were intended to be weighted and evaluated separately, as follows:
Metric	Weight	What we Measure	Why
Free Cash Flow (FCF)	50%
• Non-GAAP investment performance indicator determined from net cash provided by operating activities, adjusted for capital expenditures, proceeds from asset sales, cash interest expense and interest income

• Places emphasis on key cash generation drivers such as operating and administrative cost efficiency, optimal capital investments, and timely collection of accounts receivable balances
• Driver of long-term stockholder value creation by incentivizing management to develop an efficient, scalable growth platform with lower overall net debt levels

Operational Efficiency	20%	• Optimizing G&A in our West Africa region • Managing professional fees and dry dock costs • Improving commercial team exposure
• Efficiency in the management of G&A, professional fees and dry dock costs helps us to remain competitive in the market
• Greater exposure for our commercial team is critical to driving business development and growing our business

Safety Performance	10%	• Lost-time incident frequency (LTIF): number of lost time incidents per million hours worked • Total recordable incident ate (TRIR) per million hours worked
• Reinforces our commitment to remain an industry leader in safety
• A safe work environment helps us attract and retain a more experienced work force, and gives us a competitive advantage in retaining existing business and when bidding for new work
• A strong safety record helps us to minimize our insurance and loss costs and the overall cost of doing business

Individual Performance	20%	• Committee’s subjective assessment of individual executive performance during the period	• Allows for more direct recognition of individual contribution
The performance targets established for 2021 were set at a level which was considered challenging, and the potential payout range was set conservatively in the interest of avoiding any unintended windfalls due to market volatility.
The Committee’s practice has been to approve the executive STI program during the first quarter of our fiscal year. In approving the plan, the Committee approves the company performance metrics, the specific performance levels for each metric, and the target award for each named executive, which is expressed as a percentage of the executive’s base salary. In March 2021, the Committee approved the fiscal 2021 STI program and designated each of the named executives as a participant.
For all metrics except FCF, payouts could range between 0-100% of the individual component’s target award, depending on performance. Payout on the FCF portion could range from 0-125% of target, depending on performance. Assuming maximum performance on all metrics, the overall maximum a participant could earn under the fiscal 2021 STI program would have been 115% of the target award.

The following chart shows the target award for each participating named executive under the STI program for fiscal 2021, expressed as a percentage of his base salary:
Named Executive	Target Award as % of Salary (%)
Quintin V. Kneen	100%
Samuel R. Rubio	100%
David E. Darling	100%
Daniel A. Hudson	100%
Calculation of 2021 STI Program Metrics and Payouts. The table below summarizes performance standards and actual achievement for the year. For the Operational Efficiency and Safety performances, performance at or above target results in a 100% payout and performance at or below target results in a 0% payout. For the FCF performance, (i) performance below threshold results in a 0% payout (ii) performance at threshold results in a 75% payout, (iii) performance at target results in 100% payout and (iv) maximum performance or above results in a payout at 125% of target opportunity. Actual payout is calculated using straight line interpolation between threshold and target and between target and maximum. The individual performance was a discretionary component, based on the Committee’s subjective assessment of the individual executive’s performance. The Committee determined that individuals did achieve the 20% in this category.
The performance targets established for 2021 were set at a level which was considered challenging, and the potential payout range was set conservatively in the interest of avoiding any unintended windfalls due to market volatility. As shown, actual performance under the plan resulted in a payout at 89.8% of target, which yielded an aggregate plan payout to all participants of approximately $2.8 million.
Performance Metric		Performance Standards			Actual Performance	Percent of Target Earned	Times Weight	Equals Weighted Payout
		Threshold	Target	Maximum
FCF(a)		$20.0 MM	$40.0 MM	$60.0 MM	$39.8 MM	99.6%	50%	49.8%
Operational Efficiency	Scheduled Dry Docks	—	$19.2 MM	—	$27.3 MM	0%	5%	10.0%
	Professional Fees	—	$12.0 MM	—	$11.9 MM	100%	5%
	West Africa G&A		$7.2 MM		$7.769 MM	0%	5%
	Commercial Exposure	—	5 Executive meetings	—	> 6	100%	5%
Individual Performance(b)		—	—	—	—	100%	20%	20.0%
Safety		—	0.41 LTIF 0.96 TRIR	—	0.07 LTIF 0.67 TRIR	100%	10%	10.0%
Calculated Percent of Target Earned								89.8%
(a)	FCF. The minimum threshold of $20 million required to fund the 2021 STI program.
(b)
Individual Performance. This is a discretionary component, based on the Committee’s subjective assessment of the individual executive’s performance. The Committee determined that individuals did achieve the 20.0% in this category.

Calculation of individual bonuses. The table below provides a summary of individual award determination for 2021.
Named Executive	Base Salary(1) ($)	x	Target Award as % of Salary (%)	x	Corporate Payout Factor (%)	=	Actual Award ($)
Quintin V. Kneen	500,000		100%		89.8%		449,000
Samuel R. Rubio	294,792		100%		89.8%		264,772
David E. Darling	294,792		100%		89.8%		264,772
Daniel A. Hudson	294,792		100%		89.8%		264,772
Long-Term Incentive Compensation. We maintain one main long-term incentive (“LTI”) plan, the Tidewater Inc. 2017 Stock Incentive Plan (the “2017 Plan”), which became effective as a result of the restructuring of the company in 2017.
For each named executive, awards (time based RSUs and, for Mr. Kneen, stock options) vest in three equal installments on the first three anniversaries of the date of grant, contingent upon continued employment on the vesting date (except in the case of death or termination due to disability). Performance based RSUs vest in a three year cliff, dependent on certain performance metrics. Mr. Kneen’s stock options have a maximum term of ten years, and a premium exercise price set 42% above the closing price of our stock on the date of grant.
Named Executive	2021 Target Grant Value	Premium Stock Options(1)	Exercise Price(2)	Restricted Stock Units(1)	Stock Price on Date of Grant	Reported Grant Date Value
Quintin V. Kneen	$2,500,000	259,158	$18.09	86,386	$12.72	$2,055,123
Samuel R. Rubio	$747,198	—	—	58,742	$12.72	$747,198
David E. Darling	$747,198	—	—	58,742	$12.72	$747,198
Daniel A. Hudson	$747,198	—	—	58,742	$12.72	$747,198
TOTAL	$4,741,594					$4,496,718
(1)
Number of restricted stock units was determined by dividing the target LTI value for each NEO (or 50% of the targeted LTI value for Mr. Kneen) by $14.47, which was the closing price on March 9, 2021, the date on which the Committee approved grant values and numbers of shares/options to be granted to our NEOs in 2022. The number of premium options for Mr. Kneen was determined by multiplying his number of restricted units by 3 (i.e., a 3:1 ratio of options to restricted stock units).

(2)
Exercise price for Mr. Kneen’s option award was set at a 25% premium to the $14.47 closing price on the date of award approval (March 9, 2021), or 42% above the fair market value of our stock on the date of grant.

2022 Long-term Incentive Program: For 2022, the Committee approved a change in our mix of long-term incentive awards, that included the following:
•	Replacing premium options with performance units for our CEO, with performance units comprising 50% of CEO LTI value; and
•	Granting 25% of LTI value for our other NEOs in the form of performance units.
Our 2022 performance units may be earned based upon relative and absolute total stockholder return (“TSR”) over a three-year performance period. As described below, no award may be earned above 100% of target if TSR over the period is negative, irrespective of relative performance.
Relative TSR Performance Level	Payout (% of target units earned)
	Absolute TSR ≥ 0%	Absolute TSR < 0%
90th percentile	200%	100%
60th percentile	100%	100%
30th percentile	50%	50%
< 30th percentile	0%	0%

Performance Peers
•	Bristow Group	•	International Seaways
•	Core Laboratories	•	NCS Multistage Holdings
•	Dorian LPG	•	Newpark Resources
•	Dril-Quip	•	Oceaneering International
•	Forum Energy Technologies	•	Oil States International
•	Gulf Island Fabrication	•	SEACOR Marine Holdings
•	Helix Energy Solutions	•	TETRA Technologies
The performance peers for our 2022 performance unit awards is the same as the compensation peer group approved by the Committee for 2021, with the exception of Exterran who was removed from the performance peer group based upon their announced agreement to be acquired by Enerflex.
Retirement Benefits. Our named executives participate in employee benefit plans generally available to all employees, including a qualified defined contribution retirement plan (the “401(k) Savings Plan”). We have a broad-based legacy Pension Plan, which has been frozen and closed to new participants for nearly a decade. Mr. Darling is the only named executive who participates in our Pension Plan. Since his participation is based on his prior employment with us (from 1983 to 1996), he is currently in payout status and receives a modest annual benefit ($2,227). Mr. Darling will not accrue any additional benefits under the Pension Plan for his current service (he rejoined us in March 2018). Since January 1, 2011, when the Pension Plan was frozen, all qualified retirement benefits have been provided through our 401(k) Savings Plan.
In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan (the “SSP”), which acts as a supplement to our 401(k) Savings Plan. The SSP is designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefit limits in the Internal Revenue Code. None of our named executives have elected to participate in the SSP.
We also sponsor a Supplement Executive Retirement Plan (the “SERP”), which has been closed to new participants since 2010 and frozen from additional accruals since 2018. None of our named executives participates in the SERP.
Change of Control Agreements. During 2021, our Board approved the combined Severance and Change of Control Agreements, which are described further below in the section entitled, “Fiscal 2021 Consolidation of Employment-Related Agreements.”
We continue to offer our executives change of control benefits for several reasons. We believe that offering these protections to our executives and other key personnel is an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company.
Other Benefits and Perquisites. We also provide certain limited perquisites to our named executives. For 2021, these perquisites consisted primarily of club dues for one country club membership for our CEO. We do not provide tax gross-ups on any perquisites.
Fiscal 2021 Consolidation of Employment-Related Agreements. During 2021, our Board approved a new form of severance and change of control agreement to be entered into with each of the named executives (referred to below as the “consolidated agreement”). This new consolidated agreement superseded all prior employment-related agreements between the company and named executive, including the legacy employment agreements with Messrs. Kneen and Rubio and the legacy change of control agreements with each of the four named executives. The severance payment multiples for Mr. Kneen did not change under the new consolidated agreement, and the severance payment multiples for Messrs. Rubio, Hudson, and Darling reflect their promotions to Executive Vice President.

The consolidated agreement is subject to one-year “evergreen” renewal periods unless the company provides written notice to officer by June 30 of a given year that it does not wish to extend the agreement past its current term. The consolidated agreement had an initial term through December 31, 2021 and was extended through December 31, 2022.
The consolidated agreement provides each officer with certain employment protections for a two-year period following a change in control of the company. If the officer experiences a qualifying termination during that two-year protected period (if either the company terminates him without cause or the officer terminates his own employment with good reason), he will be entitled to receive certain payments and benefits, including: (1) a cash severance payment equal to a specific multiple (three times for the Chief Executive Officer, two times for the Executive Vice Presidents, and one time for the Vice President) of the sum of (a) his base salary in effect at the time of termination and (b) the greater of his average bonus over the last three years and his target bonus; (2) a pro-rata cash bonus for the fiscal year in which the termination occurs; (3) a cash payment equal to any unpaid bonus with respect to a completed fiscal year as calculated by the agreement; (4) a lump sum cash payment for continuation coverage under the company’s health benefit plans; (5) immediate vesting of any outstanding but unvested equity awards as of the termination date, including retention of unexercised stock options to term; and (7) treatment of any performance conditions to have been achieved at target level for any equity awards for which vesting or payout is subject to performance conditions.
In addition, the consolidated agreement provides that if the officer experiences a qualifying termination (if either the company terminates him without cause or the officer terminates his own employment with good reason) during the term of the agreement but outside of any change of control protected period, he will be entitled to receive, among other benefits: (1) a cash severance payment equal to a specific multiple (two times for the Chief Executive Officer, one-and-a-half times for the Executive Vice Presidents, and a half time for Vice President) of the sum of (a) his base salary in effect at the time of termination and (b) his target bonus, to be paid over a specified number of months following the termination date; (2) a pro-rata cash bonus for the fiscal year in which the termination occurs; (3) a lump sum cash payment for continuation coverage under the company’s health benefit plans; (4) immediate vesting of any unvested portion of his time-based equity awards which was scheduled to vest within 12 months of the termination date; and (5) retention of any unvested portion of his performance-based equity awards vesting within 12 months of the termination date, subject to the original performance conditions and payout timing.
Under the consolidated agreement, the officer would not be entitled to any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the officer would be entitled to receive the “best net” treatment, which means that if the total of all change of control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the officer will either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him the better after-tax result.
The consolidated agreements contain certain restrictive covenants that apply during and after the officer’s employment, including an agreement to not disclose confidential information and, for a specified period of time following his termination of employment for any reason (other than a termination that occurs during a protected period by the company without cause or by the officer with good reason), non-competition and non-solicitation agreements.
Compensation and Equity Ownership Policies
Clawback Policy. Under our Executive Compensation Recovery Policy, we may recover cash and equity incentive compensation awarded if the compensation was based on the achievement of financial results that were the subject of a subsequent restatement of our financial statements if the effect of the misstatement was to increase the amount of the bonus or incentive compensation.
Stock Ownership Guidelines. Under our stock ownership guidelines, our officers are required to hold the following amounts of company stock within five years of becoming an officer:
•	5x salary for the Chief Executive Officer;
•	3x salary for the Chief Operating Officer, Chief Financial Officer, and Executive Vice Presidents; and
•	2x salary for all other officers.

If an officer’s ownership requirement increases because of a change in title or if a new officer is added, a five-year period to achieve the incremental requirement begins in January following the year of the title change or addition as an officer. For our executives, the guidelines specify that time-based equity awards count as shares of company stock but performance-based awards do not. Each of our executives, like the members of our Board, has until the fifth anniversary of his or her appointment to come into compliance with these guidelines.
Prohibition on Hedging and Pledging Transactions. Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our Board. This policy includes a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds with respect to our securities, regardless of whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees. In addition, the policy includes a blanket prohibition on insiders pledging company securities as collateral for a loan or any other purpose.
Compensation Committee Interlocks and Insider Participation
The current members of our Compensation Committee are Ms. Zabrocky and Messrs. Raspino, Robotti, Traub. None of these individuals have been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the Compensation Committee of another entity one of whose executive officers served as a member of our Board or on our Compensation Committee.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Louis A. Raspino, Chairman Robert E. Robotti Kenneth H. Traub Lois K. Zabrocky

FISCAL 2021 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation paid to each of our named executives in all capacities in which they served for each of the last three completed fiscal years (2021, 2020, and 2019).
Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
Quintin V. Kneen President, Chief Executive Officer, and Director	2021	500,000	—	1,098,830	956,293	400,000	—	19,390	2,974,513
	2020	500,000	300,000	589,054	1,113,052	400,000	—	21,110	2,923,216
	2019	399,375	—	1,000,017	—	—	—	18,512	1,417,904
Samuel R. Rubio Executive Vice President, Chief Financial Officer, and Chief Accounting Officer	2021	294,792	—	747,198	—	154,000	—	975	1,196,965
	2020	261,875	300,000	155,509	—	154,000	—	975	872,359
	2019	230,000	—	164,004	—	—	—	975	394,979
David E. Darling Executive Vice President Chief Operating Officer, and Chief Human Relations Officer	2021	294,792	—	747,198	—	154,000	-2,500	2235	1,195,725
	2020	261,875	300,000	155,509	—	154,000	3,541	975	875,900
	2019	230,000	—	164,004	—	—	3,253	975	398,232
Daniel A. Hudson Executive Vice President, General Counsel, and Secretary	2021	294,792	—	747,198	—	154,000	—	2235	1,198,225
	2020	261,875	210,000	155,509	—	154,000	—	975	782,359
	2019	197,417	—	130,022	—	—	—	975	328,414
(1)
Reflects the positions held by each named executive as of the Record Date. On March 9, 2021, each of Messrs. Rubio, Darling, and Hudson was promoted from Vice President to Executive Vice President and two were given additional titles (Mr. Rubio was named Chief Financial Officer, succeeding Mr. Kneen in that position, and Mr. Darling was named Chief Operating Officer).

(2)
Represents cash retention bonuses paid to each named executive in early 2020. These bonuses were subject to clawback if the named executive terminated employment within a one-year period following execution of his retention bonus agreement. For 2021 no retention bonuses were distributed.

(3)
For 2021, this figure represents the grant date value of time-based RSU grants made to our named executives. We value time-based RSUs based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 at the closing sale price per share of our common stock on the date of grant. For information regarding the assumptions made by us in valuing these RSUs, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)
Represents the grant date value of an award of non-qualified stock options to Mr. Kneen. We calculate the aggregate grant date fair value of these options, which have an exercise price equal to 125% of the closing price of a share of our common stock on the date of grant, using a Black-Scholes option model. For information regarding the assumptions made by us in valuing these options, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(5)	Represents payouts under our fiscal 2021 STI program. For more information on this program, see “Short-Term Cash Incentive Compensation.”
(6)
Reflects the change from the prior fiscal year in the actuarial present value of the accumulated benefit under our Pension Plan, which has been closed to new participants since 2010. Mr. Darling is the only named executive who is a participant in the Pension Plan and, as discussed in greater detail under “Fiscal 2020 Pension Benefits,” his participation is based on his prior service with Tidewater from 1983 to 1996. He is currently in payout status and receives payments in the form of a 50% joint and contingent annuity (approximately $2,227 per year). He will not accrue any additional benefits for his current service.

(7)
Consists of the cost of company-paid parking (for each of Messrs. Kneen, Rubio, Darling, and Hudson, $975), company 401k match (for Mr. Kneen, $500; for Mr. Darling, $1,261 and Mr. Hudson, $1,261) and certain club memberships (for Mr. Kneen, $17,915). We do not reimburse any executive for tax liability incurred in connection with any perquisite.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS
The following table presents additional information regarding all equity and non-equity incentive plan awards granted to our named executives during the fiscal year ended December 31, 2021.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards:	All Other Option Awards:
Name and Type of Grant	Grant Date	Threshold ($)	Target/ Maximum ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price ($/Sh)	Grant Date Fair Value of Stock Awards ($)
Quintin V. Kneen
Annual Cash Incentive(1)	—	—	500,000
TB RSU Grant(2)	3/22/21			86,386			1,098,830
Stock Option(3)	3/22/21				259,158	18.09	956,293
Samuel R. Rubio
Annual Cash Incentive(1)	—	—	294,792
TB RSU Grant(2)	3/22/21			58,742			747,198
David E. Darling
Annual Cash Incentive(1)	—	—	294,792
TB RSU Grant(2)	3/22/21			58,742			747,198
Daniel A. Hudson
Annual Cash Incentive(1)	—	—	294,792
TB RSU Grant(2)	3/22/21			58,742			747,198
(1)
Each of our named executives was eligible to receive an annual cash incentive under our short-term incentive program based on the achievement of certain company and individual performance goals during fiscal 2021 (the 2021 STI program). For 2021, no threshold amount was set and each officer’s target award also served as his maximum possible award under the plan. This chart reflects the potential payouts under the 2021 STI program; the actual amount earned by each executive is reported in the Fiscal 2021 Summary Compensation Table in the column entitled, “Non-Equity Incentive Plan Compensation” for 2021. For more information regarding our 2021 STI program, please see the section entitled, “Short-Term Cash Incentive Compensation.”

(2)	Represents a grant of time-based restricted stock units that vest one-third per year on March 22 of 2021, 2022, and 2023, subject to the executive’s continued employment through such date.
(3)
Represents a stock option grant to Mr. Kneen with a premium per-share exercise price (125% of the closing price of a share of our common stock on the date of grant). These options vest one-third per year on March 22 of 2021, 2022, and 2023, subject to the executive’s continued employment through such date.

Salary. Salaries paid to each named executive for fiscal 2021 accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Kneen, 17%; Mr. Rubio, 25%; Mr. Darling, 25%; and Mr. Hudson, 25%.
Non-equity Incentive Plan Compensation. Our 2021 STI program allocated the target award among four separate metrics, which are intended to be weighted and evaluated separately, as follows: a CFFO target (50% of the overall target award); a safety performance target (10% of the overall target award); an operational efficiency target (20% of the overall target award); and individual performance goals (20% of the overall target award). Actual performance under the 2021 STI plan resulted in a payout of 89.8% of target award for each participant, including our named executives. For more information, please see “Compensation Discussion and Analysis – Compensation Components – Short-Term Cash Incentive Compensation.”
Long-Term Incentive Compensation. In April 2020, the Compensation Committee granted equity awards to our executive officers. Each named executive received a grant of time-based RSUs that will vest one-third per year over a three-year period. In addition, Mr. Kneen received grant of stock options that vest one-third per year over a three-year period. The exercise price of Mr. Kneen’s stock options was set at a premium, specifically, 125% of the closing price of a share of common stock on the grant date. For more information, please see “Compensation Discussion and Analysis – Compensation Components – Long-Term Incentive Compensation.”
Severance and Change in Control Agreements. A combined severance and change in control agreement was entered into with each named executive that was approved by our Board on March 9, 2021. For details regarding these agreements, please see “Compensation Discussion and Analysis – Compensation Components – Fiscal 2021 Consolidation of Employment-Related Agreements.”

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END
The following table details all outstanding equity awards held by our named executives as of December 31, 2021.
	Option Awards				Stock Awards
	Securities underlying Unexercised Options				Unvested Equity Incentive Plan Awards		Unvested Stock Awards
Name	(#) Exercisable	(#) Unexercis- able	Exercise Price	Expira- tion Date	Number of Shares or Units(2) (#)	Market Value(3) ($)	Number of Shares or Units(4) (#)	Market Value(3) ($)
Quintin V. Kneen	—	344,598(1)	6.475	4/20/30	20,408	218,570	161,618	1,396,380
	—	259,158	18.09	3/22/31
Samuel R. Rubio	—	—			3,347	35,846	41,774	360,927
David E. Darling	—	—			3,347	35,846	55,585	480,254
Daniel A. Hudson	—	—			—	—	33,559	289,950
(1)
Represents stock options granted to Mr. Kneen with a premium exercise price per share (125% of closing price of a share of our common stock on the date of grant). These options will vest one-third per year on April 15 of each of 2021, 2022, and 2023.

(2)
Represents stock options granted to Mr. Kneen with a premium exercise price per share (125% of closing price of a share of our common stock on the date of grant). These options will vest one-third per year on March 22 of each of 2021, 2022, and 2023.

(3)
Represents performance-based RSUs that will vest and pay out in shares of common stock on April 20, 2023 based on the company’s achievement of two separate three-year performance metrics and the named executive’s continued service through the vesting date. Vesting of one-half depends on the company’s total stockholder return as measured against that of its peer group for the three-year period while vesting of the other half depends on the simple average of the company’s return on invested capital (“ROIC”) for each year in the three-year period. The RSU grant represents the target award; however, payout may range between 0-200% depending on the company’s actual performance. For more details about these awards, which were granted in fiscal 2019, please see our definitive proxy statement for our 2020 annual meeting of stockholders.

(4)	The market value of all reported stock awards is based on the closing price of our common stock on December 31, 2021, as reported on the NYSE ($10.71).
(5)	Represents time-based RSUs that vest as follows, subject to the named executive’s continued service through the vesting date:
Name	Time-Based RSUs by Vesting Date								Total
	4/15/22 (#)	4/20/22 (#)	3/10/23 (#)	3/22/23 (#)	4/20/23 (#)	3/10/24 (#)	3/22/24 (#)	3/10/25 (#)
Mr. Kneen	6,803	37,906	27,866	28,795	37,906	27,866	28,796	83,599	279,537
Mr. Rubio	1,116	10,007	11,279	19,581	10,007	11,279	19,581	11,280	94,130
Mr. Darling	1,116	10,007	11,279	19,581	10,007	11,279	19,581	11,280	94,130
Mr. Hudson	1,769	10,007	11,279	19,581	10,007	11,279	19,581	11,280	94,783
OPTION EXERCISES AND STOCK AWARDS VESTED IN FISCAL YEAR 2021
The following table sets forth information regarding all stock awards that vested during fiscal 2021 for each of our named executives. No stock options were exercised during fiscal 2020.
	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Quintin V. Kneen	79,003	916,337
Samuel R. Rubio	20,644	234,754
David E. Darling	34,455	419,916
Daniel A. Hudson	11,776	141,231
(1)	This figure represents the total number of shares that the named executive was entitled to receive under all stock awards held by him that vested in 2021.
(2)	Based on the closing price of our common stock on the date of vesting (or, if our common stock did not trade that day, on the previous trading day).

FISCAL 2021 PENSION BENEFITS
The following table sets forth information relating to our named executives who participate in our defined benefit pension plan (“Pension Plan”). As described in greater detail below, in 2010, the Pension Plan was closed to new participants and frozen such that no additional benefits will accrue to existing participants. Mr. Darling is the only named executive who participates in the Pension Plan. We also sponsor a supplemental executive retirement plan (“SERP”), although it is closed to new participants, frozen from further accruals, and none of our named executives participate in it.
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
David E. Darling(1)	Pension Plan	—	38,161	2,227
(1)	As discussed in greater detail below, Mr. Darling’s benefit is based on his prior service with us and he is currently in payout status.
(2)
A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Although now closed to new participants, our Pension Plan covered eligible employees of our company and participating subsidiaries. Our Pension Plan was closed to new participants and frozen in 2010 and therefore each of our named executives who is currently employed by the company and its participating subsidiaries has the opportunity to participate in our defined contribution plan, the 401(k) Savings Plan.
We only have one named executive who is still covered by the Pension Plan. Mr. Darling, who most recently joined the company in March 2018, was previously employed by us from 1983 to 1996. During that previous employment, he accrued benefits under the Pension Plan, which are now being paid out to him in accordance with his prior benefit election (50% joint and contingent annuity). He will not accrue any additional benefits for his current service given that the Pension Plan is now frozen.
FISCAL 2021 NON-QUALIFIED DEFERRED COMPENSATION
Although we sponsor a Supplemental Savings Plan (“SSP”), which provides executive officers and certain other designated participants who earn over the qualified 401(k) plan limits with compensation deferral opportunities, none of our named executives have participated in this plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following information and table set forth the amount of payments to each of our named executives that would be made in the event of the named executive’s death or disability, retirement, termination by the company without cause or by the named executive with good reason, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.
Our Board approved a combined severance and change of control agreement approved on March 9, 2021 and entered into the agreement with each of our named executives, which are described in the CD&A – Compensation Components subsection entitled, “Fiscal 2021 Consolidation of Employment-Related Agreements.”
Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.
•
The amounts shown in the table assume that the date of termination of employment of each named executive was December 31, 2021. Accordingly, the table reflects amounts payable to our named executives as of December 31, 2021 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•
If a named executive is employed on December 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year under our short-term cash incentive plan. Even if a named executive resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. Under these scenarios, this payment is not a severance or termination payment, but is a payment for services provided over the course of the year, and therefore is included in the table but not as a termination-related benefit. The officer would not receive a pro rata bonus payment under these circumstances if employment terminated prior to the end of the year.
•
A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Retirement Plan are not included.

Death and Disability. Upon a named executive’s death or termination due to disability:
•
A named executive (or, if applicable, his estate) will receive a pro rata STI payout for the fiscal year in which termination occurs, based upon actual performance as measured against the performance criteria in effect for such year, his target opportunity, and the pro rata salary he earned during the year.

•	For each executive officer, the vesting of any unvested portion of his outstanding equity awards will accelerate.
Termination without Cause or with Good Reason. Upon termination of a named executive by the company without “cause” or by the executive with “good reason” (as those terms are defined in the applicable agreement):
•
The Compensation Committee may elect to pay the named executive a pro rata STI payout for the fiscal year in which termination occurs, based upon actual performance as measured against the performance criteria in effect for such year, his target opportunity, and the pro rata salary he earned during the year.

•
Under his Severance and Change of Control agreement, Mr. Kneen would be entitled to receive (1) cash severance payment equal to the sum of one year of base salary and target bonus multiplied by two, paid in installments over the post-employment restricted period; (2) pro rata bonus for year of termination; (3) lump sum cash payment equal to COBRA premiums that would be paid over 24 months; (4) accelerated vesting and payout of all unvested time-based equity awards scheduled to vest within 12 months; and (5) allowed to retain all unvested performance-based equity awards scheduled to vest within 12 months, which remain subject to original performance conditions.

•
Under their Severance and Change of Control agreements, Messrs. Darling, Hudson and Rubio would be entitled to receive (1) cash severance payment equal to the sum of one year of base salary and target bonus multiplied by one-and-a-half, paid in installments over the post-employment restricted period; (2) pro rata bonus for year of termination; (3) lump sum cash payment equal to COBRA premiums that would be paid over 18 months; (4) accelerated vesting and payout of all unvested time-based equity awards scheduled to vest within 12 months; and (5) allowed to retain all unvested performance-based equity awards scheduled to vest within 12 months, which remain subject to original performance conditions.

All Other Terminations (outside of a change of control). Generally, a named executive is not entitled to receive any form of severance payments or benefits upon his voluntary decision to terminate employment with the company or upon termination for cause.
Change of Control. In the event of a change of control (as defined in the applicable plan or agreement), each named executive would be entitled to receive certain employment protections during the two-year period following the consummation of a change of control. If, during the two-year protected period, the executive were terminated by the company without “cause” or terminated his employment with “good reason,” then he would be entitled to certain payments and benefits. Specifically, the executive would be entitled to receive, among other benefits:
•
a cash severance payment equal to a specific multiple (three times for the CEO, two times for any Executive Vice President, one-and-a-half times for any Senior Vice President and one time for any Vice President) of the sum of (a) his base salary in effect at the time of termination and (b) his target bonus equal to the greater of three-year average bonus and target bonus for the year of termination;

•	a pro-rata STI payout for the fiscal year in which the termination occurred;

•
a lump sum cash payment equal to COBRA premiums for a specified number of months (36 months for the CEO, 24 months for any Executive Vice President, 12 months for any Senior Vice President, and 12 months for any Vice President) rather than continued coverage; and

•	outplacement assistance, not to exceed $25,000.
The Severance and Change of Control Agreement did not provide for any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the executive would be entitled to receive the “best net” treatment, which means that if the total of all change of control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the executive would either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him the better after-tax result.
Estimated Payments on Termination or Change in Control
Event	Mr. Kneen	Mr. Rubio	Mr. Darling	Mr. Hudson
Death or Disability
Accelerated vesting of stock options(1)	$1,459,373	$—	$—	$—
Accelerated vesting of RSUs(2)	$2,580,253	$1,022,345	$1,022,345	$1,007,490
Subtotal – Termination-Related Benefits	$4,039,626	$1,022,345	$1,022,345	$1,007,490
Annual incentive for full fiscal year	$400,000	$154,000	$154,000	$154,000
Total	$4,439,626	$1,176,345	$1,176,345	$1,161,490
Termination without Cause or with Good Reason
Accelerated vesting of RSUs(3)	$2,580,253	$1,022,345	$1,022,345	$1,007,490
Cash severance payment(4)	$3,023,239	$900,000	$900,000	$900,000
Subtotal – Termination-Related Benefits	$5,603,492	$1,922,345	$1,922,345	$1,907,490
Annual incentive for full fiscal year	$400,000	$154,000	$154,000	$154,000
Total	$6,003,492	$2,076,345	$2,076,345	$2,061,490
All Other Terminations (outside of Change in Control)
Annual incentive for full fiscal year	$400,000	$154,000	$154,000	$154,000
Total	$400,000	$154,000	$154,000	$154,000
Change in Control (no termination)
Annual incentive for full fiscal year	$400,000	$154,000	$154,000	$154,000
Total	$400,000	$154,000	$154,000	$154,000
Change in Control with Termination
Accelerated vesting of stock options(1)	$1,459,373	$—	$—	$—
Accelerated vesting of RSUs(2)	$2,580,253	$1,022,345	$1,022,345	$1,007,490
Cash severance payment(5)	$3,000,000	$1,200,000	$1,200,000	$1,200,000
Additional benefits(6)	$94,717	$46,721	$45,361	$55,985
Subtotal – Termination-Related Benefits	$7,134,343	$2,269,066	$2,267,706	$2,263,475
Annual incentive for full fiscal year	$400,000	$154,000	$154,000	$154,000
Total	$7,534,343	$2,423,066	$2,421,706	$2,417,475
(1)
Reflects the difference between the closing price of a share of our common stock on December 31, 2021 and the per-share exercise price of the unvested options, multiplied by the number of options for which vesting would be accelerated.

(2)	Assumes target performance on any performance-based RSUs.
(3)	Under their Severance and Change of Control agreements, each of Messrs. Darling, Hudson, Kneen and Rubio would be entitled to acceleration of a limited number of his unvested RSUs as detailed above.
(4)
Under his Severance and Change of Control agreement, Mr. Kneen would be entitled to cash severance consisting of 24 months of base salary plus 24 months of COBRA premiums. Under their Severance and Change in Control agreements, Messrs. Darling, Hudson and Rubio would be entitled to cash severance consisting of 18 months of base salary plus 18 months of COBRA premiums.

(5)
Under the Severance and Change of Control agreements, cash severance would be payable in the amount of three times the base salary and the greater of three-year average bonus and target bonus for the year of termination for Mr. Kneen and two times base salary and the greater of three-year average bonus and target bonus for the year of termination for each of Messrs. Rubio, Darling, and Hudson.

(6)
Includes the value of COBRA continuation coverage for specified number of months (36 for Mr. Kneen and 24 for each of Messrs. Rubio, Darling, and Hudson), based on the officer’s current benefit elections, plus the maximum outplacement assistance ($25,000), as provided in the Severance and Change of Control agreements.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 about our equity compensation plans under which shares of common stock of the company are authorized for issuance:
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(4) (a)	Weighted-average exercise price of outstanding options and rights(5) (b)	Number of securities remaining available for future issuance under plans (excluding securities reflected in column (a))(6) (c)
Equity Compensation Plans Approved by Stockholders(1)	93,443	—	2,406,557
Equity Compensation Plans Approved by Stockholders(2)	969,826	$11.46	—
Equity Compensation Plans Not Approved by Stockholders(3)	357,049	—	—
Totals as of December 31, 2021	1,420,318	$11.46	2,406,557
(1)	Represents shares subject to awards issued under the Tidewater Inc. 2021 Stock Incentive Plan.
(2)	Represents shares subject to awards issued under the Tidewater Inc. 2017 Stock Incentive Plan (the “2017 Plan”).
(3)	Represents shares subject to awards issued under the Tidewater Legacy GLF Management Incentive Plan, which we assumed in connection with the business combination (the “Legacy GLF Plan”).
(4)
Represents the number of shares subject to outstanding stock options and the maximum number of shares that may be issued under restricted stock units (RSUs) currently outstanding under both the 2017 Plan and the Legacy GLF Plan (maximum of one share per time-based RSU and up to two shares per performance-based RSU, depending on the extent to which the performance conditions are met).

(5)	Represents the weighted average exercise price for outstanding stock options. These options have a weighted average remaining contractual term of 9.5 years.
2020 Weighted Options	2,232,995
2021 Weighted Options	4,688,168
Total Options	603,756
Total Weighted Options Exercise Price	$11.46
(6)	Awards may be granted under either plan in the form of stock options, restricted stock, RSUs, or other cash- or equity- based awards.
PAY RATIO DISCLOSURE
As required by SEC rules, we determined the ratio of the annual total compensation of Mr. Kneen, our current President and CEO, relative to the annual total compensation of our median employee. For the fiscal year ended December 31, 2021:
•	the annual total compensation paid to the individual who was identified as the median employee of our company and its consolidated subsidiaries (other than our CEO), was $31,320;
•	the annual total compensation of our CEO (as reported in the Summary Compensation Table) was $2,974,513; and
•	based on this information, the ratio of the annual total compensation of our CEO to the median employee’s annual total compensation is 95 to 1.
In determining our median employee, we examined annual base cash compensation for all employees as of December 31, 2021. As of this date, Tidewater and its consolidated subsidiaries had over 4,500 employees across the globe, with over 90% of our fleet working internationally in more than 20 countries. To aid in maintaining a uniformity of comparison, we annualized the compensation for full-time workers who joined us after the first of the year and converted all amounts paid in foreign currencies to U.S. dollars based on the exchange ratio for each such currency reported on the same day.
A significant portion of our workforce consists of individuals who are not employed by us directly, but rather work as crew members on our vessels or provide services to us under collective bargaining agreements or through third party labor service providers (manning agencies). For crew members who work with us through these manning agencies, the individuals are employed by the agency (a third party) but we are responsible for setting the pay or “day rate,” which the employee may accept or reject. As a result, our crew members may not work for us full-time or during the entire year and may in fact also provide services on vessels owned by other companies or operators during the year. The majority of these individuals provide services on vessels that operate outside of the United States, including in areas where wages may not be comparable to wages paid to workers who provide services on U.S.-based vessels. Due to our global footprint and the lack of continuity in workforce, the compensation profile of our employee population as reported in this pay ratio disclosure may not be completely reflective of the level of compensation paid to our workers.
Once the median employee was identified, we calculated that employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table in order to determine the pay ratio provided above. The compensation paid to our median employee during 2021 consisted solely of base cash wages, so the annual compensation reported for that employee above is the same figure we used to identify that employee as the median employee.
Please be advised that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of PwC by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the Audit Committee will reconsider the selection of the independent auditors.
The Audit Committee completed a competitive selection process to determine our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee invited several independent registered public accounting firms to participate in this process, including Deloitte LLP (“Deloitte”), our independent registered public accounting firm for the fiscal year ended December 31, 2020. On March 15, 2021, with the approval of the Audit Committee, we notified Deloitte of its dismissal as our independent registered public accounting firm. Deloitte had previously served as our independent registered public accounting firm since 2004.
The reports of Deloitte on our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019, and through March 15, 2021, there were no disagreements with Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in their report. There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2020 and 2019 and the interim period through March 15, 2021.
On March 15, 2021, the Audit Committee recommended the appointment of PwC as our new independent registered public accounting firm commencing with the quarter ending March 31, 2021 and for the fiscal year ending December 31, 2021.
Abstentions will be treated as votes against this proposal. Because this is a discretionary proposal, shares held by brokers, banks and other nominees may be voted with respect to this proposal if the owner of such shares does not provide voting instructions. With respect to shares held of record, if no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2022. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”
Representatives of PwC are expected to be present at the 2022 Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the Board, which is available under “Committee Charter Downloads” in the “About Tidewater–Corporate Governance” section of our website at www.tdw.com. Our primary function is to assist the Board in its oversight of: (1) the integrity of the financial statements, reports and other financial information provided by the company to any governmental or regulatory body, the public or other users thereof; (2) the company’s compliance with certain legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the company’s internal audit function and independent registered public accounting firm; and (5) the company’s systems of disclosure controls and procedures and internal controls over financial reporting.
We oversee the company’s financial reporting process on behalf of the Board. We are responsible for monitoring this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.
During the 2021 fiscal year, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm (“PwC”), management’s report on internal control over financial reporting, which was included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Appointment of Independent Registered Public Accounting Firm; Financial Statement Review
In March 2021, in accordance with our charter, we appointed PwC, as the company’s independent registered public accounting firm for the 2021 fiscal year. We have reviewed and discussed the company’s audited financial statements for fiscal 2021 with management and PwC. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and PwC provided an audit opinion to the same effect.
We have discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. We have received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s independence and have discussed with them their independence from the company and management.
In addition, we have discussed with PwC the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for fiscal 2021, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting PwC also met with us without management being present to discuss these matters.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee has selected PwC as the company’s independent registered public accounting firm for fiscal year 2022, and that selection is being presented to the stockholders for ratification at the annual meeting.
Audit Committee:

Dick Fagerstal, Chairman Louis A. Raspino Lois K. Zabrocky Darron M. Anderson Melissa Cougle

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee completed a competitive selection process to determine our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee invited several independent registered public accounting firms to participate in this process, including Deloitte LLP (“Deloitte”), our independent registered public accounting firm for the fiscal year ended December 31, 2020. On March 15, 2021, with the approval of the Audit Committee, we notified Deloitte of its dismissal as our independent registered public accounting firm. Deloitte had previously served as our independent registered public accounting firm since 2004.
The reports of Deloitte on our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019, and through March 15, 2021, there were no disagreements with Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in their report. There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2020 and 2019 and the interim period through March 15, 2021.
On March 15, 2021, the Audit Committee recommended the appointment of PwC as our new independent registered public accounting firm commencing with the quarter ending March 31, 2021 and for the fiscal year ending December 31, 2021.
Fees and Related Disclosures for Accounting Services
The following table lists the aggregate fees and costs billed to us by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal year 2020 and the aggregate fees and costs billed to us by PwC for fiscal year 2021.
	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
Audit Fees(1)	$913,115	$1,321,528
Audit-Related Fees(2)	50,000	—
Tax Fees(3)	21,972	398,213
All Other Fees(4)	745,837	4,103
Total	$1,730,92	$1,723,844
(1)
Relates to services rendered in connection with auditing our consolidated financial statements for each annual or transition period and reviewing our quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.

(2)	Consists of financial accounting and reporting consultations related to a potential acquisition.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.
(4)
Consists of fees billed for all other professional services rendered to Tidewater, other than those reported in the previous three rows. These fees relate primarily to due diligence services for a potential acquisition.

The Audit Committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve the scope of all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. Audit services and permitted non-audit services must be pre-approved by the full Audit Committee, except that the Chairman of the Audit Committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full Audit Committee ratifies the Chairman’s approval at its next regular meeting. All fiscal 2020 and fiscal 2021 non-audit services were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS
Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and our bylaws.
We did not receive any stockholder proposals for the 2022 Annual Meeting that has not been withdrawn and, pursuant to our bylaws, the deadline has passed for any stockholder to properly bring a matter before the meeting.
If you want us to consider including a proposal in next year’s proxy statement, you must deliver the proposal in writing to our Secretary at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024 by January 2, 2023.
If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement or if you want to nominate a candidate for election to our Board, you must submit it in writing to our Secretary at the above address, no earlier than February 14, 2023 and no later than March 16, 2023, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Our practice has been that any transaction or relationship involving a related person which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our Audit Committee. We had two such transactions since the beginning of the last fiscal year.
Mr. Rigdon, a former executive who retired from the company in 2002, was appointed as an independent director on July 31, 2017 (the effective date of our restructuring) and currently serves as an director and our Chairman of the Board. Based on his prior service, Mr. Rigdon receives fixed retirement benefits from the company (including Pension Plan payments, benefits under the SERP, and life insurance benefits), with a total annual value of approximately $127,670.
Additionally, one of our vessel sales during fiscal 2021 was to a third-party operator, Jackson Offshore, which has a person in senior management, Matthew Rigdon, its Chief Operating Officer, who is the son of Mr. Rigdon, the Chairman of our Board of Directors. This vessel was sold for proceeds of $11.4 million, all of which collected in the second quarter of 2021, and we recognized a gain of $4.3 million on the sale. Consequently, Mr. Rigdon is no longer an independent director.
The Audit Committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2021, all Section 16(a) filing requirements applicable to our officers, directors, and persons who own more than 10% of our common stock were complied with in a timely manner except for a Form-4 filed by Robert Robotti on December 3, 2021 which was one day late.

OTHER MATTERS
Our Board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof, subject to applicable SEC rules. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.
By Order of the Board of Directors

DANIEL A. HUDSON Executive Vice President, General Counsel and Secretary
Houston, Texas
May 2, 2022
PLEASE VOTE BY TELEPHONE OR ONLINE OR, IF YOU HAVE RECEIVED A PAPER
COPY OF OUR PROXY MATERIALS, BY SIGNING, DATING, AND RETURNING THE
ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 9, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TDW2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 9, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82147-P73389

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIDEWATER INC.

The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors - To elect nine (9) directors each for a one-year term:	For	Against	Abstain
1a. Darron M. Anderson	☐	☐	☐
1b. Melissa Cougle	☐	☐	☐
1c. Dick H. Fagerstal	☐	☐	☐
1d. Quintin V. Kneen	☐	☐	☐
1e. Louis A. Raspino	☐	☐	☐
1f. Larry T. Rigdon	☐	☐	☐
1g. Robert E. Robotti	☐	☐	☐
1h. Kenneth H. Traub	☐	☐	☐
1i. Lois K. Zabrocky	☐	☐	☐

	For	Against	Abstain
2. Say on Pay Vote - An advisory vote to approve executive compensation as disclosed in the proxy statement.	☐	☐	☐
3. Ratification of the selection of PriceWaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please vote, date, sign and promptly return this proxy.

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report/Form 10-K are available at www.proxyvote.com.

D82148-P73389

Proxy - TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Daniel A. Hudson and Samuel R. Rubio as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on June 14, 2022, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan ("Savings Plan"), this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE **SEE REVERSE SIDE**